  Filed Pursuant to Rule 424(b)(5)
Registration No. 333-191425 and
Registration No. 333-193909

Prospectus Supplement
(To Prospectus dated October 15, 2013)

1,755,000 Shares

DATAWATCH CORPORATION

Common Stock

We are offering 1,755,000 shares of our common stock. Our common stock is traded on the NASDAQ Capital Market, or NASDAQ, under the symbol “DWCH.” On February 12, 2014, the last reported sales price for our common stock on the NASDAQ Capital Market was $29.84 per share.

Investing in our common stock involves a high degree of risk. Please see the section entitled “Risk Factors” starting on page S-7 of this prospectus supplement to read about risks you should consider carefully before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$28.50	$50,017,500
Underwriting discount	$1.71	$3,001,050
Proceeds, before expenses, to us	$26.79	$47,016,450

We have granted the underwriters a 30-day option to purchase up to an additional 263,250 shares of our common stock at the public offering price, less the underwriting discount, to cover any over-allotments.

The underwriters expect to deliver the shares on or about February 19, 2014.

Joint Book-Running Managers

Canaccord Genuity	William Blair
Co-Managers

Cowen and Company	Craig-Hallum Capital Group

The date of this prospectus supplement is February 12, 2014.

Prospectus Supplement

Prospectus

S-i

You should rely only on the information contained in the accompanying base prospectus, this prospectus supplement and any free-writing prospectus that we authorize to be distributed to you. We have not, and the underwriters have not, authorized any other person to provide you with information different from that contained in the accompanying base prospectus, this prospectus supplement or any related free-writing prospectus that we authorize to be distributed to you. This prospectus supplement is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus supplement speaks only as of the date of this prospectus supplement unless the information specifically indicates that another date applies, regardless of the time of delivery of this prospectus supplement or of any sale of our common stock, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of our common stock and supplements information contained in the accompanying base prospectus and the documents incorporated by reference into the accompanying base prospectus. The second part consists of the accompanying base prospectus, dated October 15, 2013, which gives more general information about us and the shares of common stock we may offer from time to time under our shelf registration statement. If there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying base prospectus or any document incorporated by reference therein, on the other hand, then the information in this prospectus supplement will control.

You should carefully read this prospectus supplement, any document incorporated by reference into this prospectus, the accompanying base prospectus and any related free-writing prospectus that we may authorize to be delivered to you, together with the additional information described under “Where You Can Find More Information” before buying securities in this offering.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement and the accompanying base prospectus to “the Company,” “Datawatch,” “we,” “us,” “our” or similar references mean Datawatch Corporation and our subsidiaries, on a consolidated basis.

S-iii

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus supplement, the accompanying base prospectus, and documents incorporated herein and therein by reference contain forward-looking statements that involve risks and uncertainties. All statements other than statements of historical fact contained in this prospectus supplement, the accompanying base prospectus, and documents incorporated herein and therein by reference, including statements regarding future events, our future financial performance, business strategy and plans and objectives of management for future operations, are forward-looking statements. These statements are often identified by the use of words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue,” and similar expressions or variations. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified herein, and those discussed in the section titled “Risk Factors,” set forth in our Annual Report on Form 10-K for the year ended September 30, 2013, filed with the SEC on December 17, 2013, and in our other filings that we make with the Securities and Exchange Commission, or the SEC, that are incorporated by reference into this prospectus supplement.

You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this prospectus supplement. Before you invest in our common stock, you should be aware that the occurrence of the events described in the section entitled “Risk Factors” and elsewhere in this prospectus supplement could negatively affect our business, operating results, financial condition and stock price. Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this prospectus supplement to conform our statements to actual results or changed expectations.

S-iv

SUMMARY

This summary may not contain all the information that you should consider before investing in our common stock. You should carefully read the more detailed information set out in this prospectus supplement and the accompanying base prospectus and the information incorporated by reference herein, especially the risks related to our business and investing in our common stock that we discuss under the heading “Risk Factors” beginning on page S-7 and our consolidated financial statements and related notes and other information that are incorporated by reference herein. The information contained in this prospectus supplement and the documents incorporated herein by reference include “forward-looking statements,” which are based on current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments actually affecting us will be those anticipated. Please see the previous page of this prospectus supplement for cautionary information regarding forward-looking statements.

Company Overview

Our innovative visual data discovery software platform enables more informed decisions through next generation analytics applications. Our software empowers individuals, business units and entire enterprises to access and visualize a multitude of data varieties, regardless of source and format, and to generate real-time strategic and operational insights from their Big Data.

We believe that we are at the forefront of a major advance in next generation analytics. This trend is being driven by a combination of dramatic growth in volume, variety and velocity of data, commonly referred to as Big Data, as well as the significant limitations of traditional business intelligence software. Our software platform has been architected to deliver a number of key competitive advantages, including the ability to:

•	Access a wide range of data varieties and types, from many sources, at scale;
•	Visualize and interact with streaming data in real-time; and
•	Easily integrate and embed into a wide range of systems and applications.

Our visual data discovery software is easy to use and does not require technical or IT expertise to access and visualize data and discover operational and strategic insights. Our software is self-service and does not require customization, lengthy deployment cycles or extensive technical services often required by traditional enterprise software applications.

We employ a “land and expand” sales model, where our software is often initially adopted by individuals whose advocacy of our platform enables us to spread within departments or across entire enterprises. We go to market with a direct sales team comprised of experienced industry experts and global strategic partners with whom we have cultivated distribution and OEM relationships. These partners include IBM, Splunk, Tibco, QlikTech, Xerox and Thomson Reuters. Our software is used by thousands of customers including such global enterprises as Bank of America, Credit Suisse, Ernst & Young, Walmart, JPMorgan Chase, NASDAQ, United States Air Force and Vodafone, among many others.

Beginning in 2011, we hired a new management team with significant industry experience from companies including Cognos, Applix, Hyperion and IBM. Our revenues grew from $17.9 million in our fiscal year ended September 30, 2011 to $30.3 million for our fiscal year ended September 30, 2013, representing a compound annual growth rate of 30.2%. For the three months ended December 31, 2013, our total revenues grew 29.1% to $8.8 million and our license revenues grew 25.5% to $5.4 million versus the same period in 2012. We believe our 87.5% non-GAAP gross margin in first fiscal quarter of 2014 indicates the high value of our software to our customers.

We are headquartered in Chelmsford, Massachusetts and have offices in New York, London, Munich, Stockholm, Singapore, Sydney and Manila.

Our Market Opportunity

The world is experiencing unprecedented and exponential growth in the volume, variety and velocity of data — commonly referred to as Big Data.

•	Volume: According to IDC, from 2005 to 2020, the digital universe will grow by a factor of 300, from 130 exabytes to 40,000 exabytes, or 40 trillion gigabytes.
•	Variety: The sources and formats of data have expanded rapidly. In the past, data was largely structured and easily stored in rows and columns by relational databases. Today, this data includes semi-structured formats such as machine data, reports, PDF documents and print spools, and unstructured formats such as social media feeds.
•	Velocity: The speed at which data can now be generated, in-motion and in real-time, from streaming sources such as machine sensors, tick databases, complex event process engines and message buses, in applications that range from trading systems, energy grid management systems, call center monitoring solutions and more, has undergone rapid acceleration.

The demands of this new Big Data paradigm have outstripped the capabilities of traditional business intelligence solutions. These traditional solutions, which are inherently limited by their legacy architectures, focus primarily on delivering rigid, historically oriented reports and dashboards from structured sources and do not have the functionality to access, analyze and visualize increasing amounts of critical semi-structured and unstructured data sources or data in motion. As a result, there has been an emergence of focused visual data discovery software vendors whose capabilities specifically address the challenges created by data variety, volume and velocity.

At the same time, Big Data is not the only trend driving the need for a new class of analytical software. There is a growing trend to enable strategic and operational decision-making by empowering individual business users with next generation analytics applications. Comprehensive visual data discovery software platforms with self-service capabilities enable the individual user to easily access, analyze and visualize all data types, regardless of structure and format, while simultaneously offering the ability to visually interact with and use this data to affect change at a departmental and ultimately enterprise-wide level.

These market trends support our belief that the market for visual data discovery is large, growing and underpenetrated. According to IDC, the worldwide spending on traditional business analytics software was $34.9 billion in 2012, and global spending on business intelligence tools, a subset of the overall business analytics software market in which we participate, was $12.5 billion in 2012.

Our Products

Datawatch Desktop

Datawatch Desktop is our visual data discovery software product that a single user can easily download to his or her desktop and design next generation analytical applications, without any coding or scripting.

Datawatch Server

Datawatch Server is our scalable, highly available, secure server product family that allows enterprises to deploy visual data discovery applications designed in Datawatch Desktop for consumption by users across departments or entire enterprises.

Our Competitive Advantages

Our visual data discovery software platform provides a number of key advantages to customers.

Multitude of Data Formats:  Our software provides rich, interactive and flexible visualization tools that incorporate data of many structures from a variety of sources. Our ability to assess and analyze this range of data offers a 360-degree view of the information that is needed to derive strategic business value from Big Data.

Real-time, Visual Discovery:  Our software has the ability to access and visualize streaming real-time data in motion, such as high velocity complex event process engines and tick databases. This real-time capability creates highly differentiated and strategic visual data discovery capabilities for organizations that require a real-time perspective of their businesses.

Open Architecture, Embeddable:  Our software is architected to enable it to be easily embedded into a wide variety of third party systems and applications. Systems or applications that are generating, replicating or storing data can connect to our platform to incorporate real-time, visual data discovery as a part of those applications.

Rapid Time to Value:  Our software is self-service, easy to download, easy to install and easy to use. We have built our platform to enable individuals to quickly begin using and gaining value from our visual data discovery software. Our customers can expand the usage of our applications from individuals or departments to the entire enterprise via our server solution without custom development, design or modifications.

Proven, Scalable, Enterprise Class Solution:  Our platform has been deployed widely across an extensive number of user applications, and integrated into a range of systems and environments with massive amounts of data. Our customer base includes 99 of the Fortune 100, reflecting the scale and value of our solutions to the largest, most complex global organizations.

Our Growth Strategy

We intend to make our software the premier platform for visualization of data, regardless of source, format or structure — at rest or in motion. The key elements of our strategy include:

•	Increase Awareness: We will pursue activities that promote the value and differentiated benefits of our visual data discovery platform;
•	Win New Customers: We plan to pursue and win new customers by expanding our direct sales team and establishing more high value strategic partner relationships;
•	Land and Expand: Because adoption of our software can be quickly expanded broadly inside an organization, we plan to upsell and cross sell our software across our customer base;
•	Invest in Our Vision: We plan to invest in research and development to further extend our software product leadership and capabilities in visual data discovery. We will continue to invest in sales and marketing including our extensive distribution partner network; and
•	Pursue Complementary Acquisitions: We plan to seek and execute acquisitions that add technology, reach or strategic value to accelerate the realization of our vision.

Risks Affecting Us

Please see “Risk Factors” beginning on page S-7 of this prospectus supplement and in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended September 30, 2013, filed with the SEC on December 17, 2013, and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

SUMMARY FINANCIAL DATA

The following table sets forth summary financial data at September 30, 2013 and September 30, 2012 and for the years ended September 30, 2013, September 30, 2012, and September 30, 2011, as well as summary financial data at December 31, 2013 and for the three month periods ended December 31, 2013 and December 31, 2012. The summary financial data at September 30, 2013 and September 30, 2012 and for the years ended September 30, 2013, September 30, 2012, and September 30, 2011 are derived from our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2013, which is filed with the SEC and incorporated by reference into this prospectus supplement and the base prospectus to which it relates. The summary financial data at December 31, 2013 and for the three month periods ended December 31, 2013 and December, 2012 are derived from our unaudited financial statements included in our Quarterly Report on Form 10-Q for the three months ended December 31, 2013, which is filed with the SEC and incorporated by reference into this prospectus supplement and the base prospectus to which it relates. You should read such selected financial data in conjunction with the corresponding audited and unaudited financial statements and the related notes and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in such Annual Report on Form 10-K and such Quarterly Report on Form 10-Q and generally in the periodic reports that we file with the SEC.

	Years ended September 30,			Three months ended December 31,
	2013	2012	2011	2013	2012
				(unaudited)
	(in thousands, except per share data)
Statements of Operations Data:
REVENUE:
Software licenses	$19,430	$16,800	$9,858	$5,433	$4,330
Maintenance	9,700	7,902	6,219	2,993	2,333
Professional services	1,166	1,304	1,808	383	158
Total revenues	30,296	26,006	17,885	8,809	6,821
COSTS AND EXPENSES:
Cost of software licenses	2,505	2,270	2,237	990	521
Cost of maintenance and services	2,440	2,530	2,537	849	530
Sales and marketing	18,482	12,263	6,268	7,384	3,776
Engineering and product development	3,893	2,790	2,502	2,375	853
General and administrative	6,793	4,610	4,274	2,668	1,191
Total costs and expenses	34,113	24,463	17,818	14,266	6,871
(LOSS)/INCOME FROM OPERATIONS	(3,817)	1,543	67	(5,457)	(50)
Interest income (expense) and other income (expense), net	(427)	(333)	11	(99)	(158)
Foreign currency transaction (losses) gains	(41)	(126)	89	(58)	(5)
(LOSS)/INCOME FROM OPERATIONS BEFORE INCOME TAXES	(4,285)	1,084	167	(5,614)	(213)
Benefit/(provision) for income tax	88	(50)	(35)	—	(9)
NET (LOSS)/INCOME	$(4,197)	$1,034	$132	$(5,614)	$(222)
Net (loss)/income per share – basic:	$(0.63)	$0.17	$0.02	$(0.66)	$(0.03)
Net (loss)/income per share – diluted:	$(0.63)	$0.15	$0.02	$(0.66)	$(0.03)
Weighted-average shares outstanding – basic	6,634	6,252	6,039	8,533	6,378
Weighted-average shares outstanding – diluted	6,634	6,730	6,235	8,533	6,378

	Years ended September 30,			Three months ended December 31,
	2013	2012	2011	2013	2012
				(unaudited)
	(in thousands, except per share data)
Non-GAAP Disclosure – Reconciliation of Net (Loss) Income to Net Income Excluding the Effects of Certain Items:
GAAP Net (Loss) Income	$(4,197)	$1,034	$132	$(5,614)	$(222)
Add-back Amortization of Intangibles & IP	2,029	1,045	195	870	474
Add-back Share-Based Compensation	3,323	879	264	2,719	577
Add-back Restructuring Severance Charges	67	235	641	46	—
Subtotal of additions	5,419	2,159	1,100	3,635	1,051
Net income (loss) – (non-GAAP)	$1,222	$3,193	$1,232	$(1,979)	$829
Non-GAAP net income (loss) per share – basic:	$0.18	$0.51	$0.20	$(0.23)	$0.13
Non-GAAP net income (loss) per share – diluted:	$0.17	$0.47	$0.20	$(0.23)	$0.12
Weighted-average shares outstanding – basic	6,634	6,252	6,039	8,533	6,378
Weighted-average shares outstanding – diluted	7,265	6,730	6,235	8,533	6,888

	September 30,		December 31, 2013
	2013	2012
			(unaudited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$10,312	$8,722	$7,967
Accounts Receivable, net	6,622	4,391	5,347
Current assets	17,918	13,704	14,292
Total assets	69,321	22,805	64,790
Current liabilities	13,788	9,663	12,589
Total liabilities	17,946	13,111	16,247
Total shareholders’ equity	51,375	9,694	48,543

THE OFFERING

Common stock offered by us
1,755,000 shares
Common stock to be outstanding immediately after this offering
10,306,676 shares
Over-allotment Option
We have granted the underwriters an option to purchase up to an additional 263,250 shares of our common stock within 30 days of the date of this prospectus supplement in order to cover over-allotments, if any.
Use of Proceeds
We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and estimated offering expenses payable by us, will be approximately $46.5 million. We expect to use the net proceeds from the sale of our common stock to pay off all of our approximately $4.68 million outstanding indebtedness with our commercial lender and a private investment company, and to use the remainder for product development, commercialization of our products, working capital and other general corporate purposes. We may also use the net proceeds to acquire and invest in complementary products, technologies or businesses; however, we currently have no agreements or commitments to complete any such transaction and are not involved in negotiations to do so. Pending these uses, we may invest the net proceeds in short-term, investment-grade, interest-bearing securities. Please see “Use of Proceeds” on page S-17.
The NASDAQ Capital Market Symbol
DWCH

The number of shares of our common stock that will be outstanding immediately after the offering is based on 8,551,676 shares outstanding as of December 31, 2013, and excludes:

•	350,834 shares of common stock issuable upon the exercise of stock options outstanding prior to this offering under our equity incentive plans, with a weighted average exercise price of $5.84 per share;
•	1,073,947 shares of common stock issuable upon the vesting of restricted stock units outstanding prior to this offering under our equity incentive plans;
•	66,889 shares of common stock available for future grants under our equity incentive plans, and 700,000 shares of common stock if an amendment to our equity incentive plans is approved at our annual meeting of stockholders on April 22, 2014; and
•	185,000 shares of common stock issuable upon the exercise of warrants outstanding prior to this offering, with a weighted average exercise price of $11.54 per share.

Except as otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their over-allotment option to purchase up to 263,250 additional shares of our common stock from us and no exercise of stock options outstanding as of December 31, 2013.

RISK FACTORS

Investing in our common stock involves a high degree of risk. In addition to the following risk factors, you should consider carefully the risks, uncertainties and assumptions set forth in the section entitled “Risk Factors” beginning on page 3 of the accompanying base prospectus, as well as those described in “Item 1A. Risk Factors” in our annual report on Form 10-K for the year ended September 30, 2013, and in other documents that we subsequently file with the SEC that update, supplement or supersede such information, which documents are incorporated by reference into this prospectus supplement. See “Where You Can Find More Information.” Additional risks not currently known to us or which we consider immaterial based on information currently available to us may also materially adversely affect us. If any of the events anticipated by the risks described occur, our business, financial condition, results of operations and future prospects could be materially and adversely affected. In that event, the market price of our common stock could decline and you could lose part or all of your investment.

Risks Relating to Our Business

A Weak Global Economy and Softening in the Computer Software Market May Result in Decreased Revenues or Lower Revenue Growth Rates

The growth and profitability of our business depends on the overall demand for computer software and services, particularly in the financial services markets and other markets in which we compete. Tighter credit and negative financial news resulting from the recent worldwide recession and, in the U.S., from the Congressional deadlock over the federal debt ceiling and government spending restrictions resulting from the federal budget sequester, may continue to have an adverse effect on capital spending by corporations, including the demand for computer software. Because our sales are primarily to major corporate customers, poor economic conditions may soften the demand for computer software and services which may result in decreased revenues, lower revenue growth rates and reduced profitability. In addition, a weak global economy may result in longer sales cycles, reduced, deferred or cancelled orders, or greater than anticipated uncollectible accounts receivables. In a weakened economy, we cannot be assured that we will be able to effectively promote future growth in our software and services revenues or operate profitability.

Our Dependence on our Principal Products and our Failure to Develop Enhanced or New Products May Have a Material Adverse Effect on our Business, Financial Condition or Results of Operations

In the year ended September 30, 2013, our Visual Data Discovery products accounted for approximately 97% of our total revenue. We are primarily dependent on our Visual Data Discovery products. As a result, any factor adversely affecting sales of any of these products could have a material adverse effect on us. Our future financial performance will depend in part on the successful introduction of new and enhanced versions of these products and development of new versions of these and other products and subsequent customer acceptance of such new and enhanced products. In particular, we are dependent upon our ability to successfully market and sell the visual data discovery products that we acquired in connection with our purchase of Panopticon in August 2013. In addition, competitive pressures or other factors may result in significant price erosion that could have a material adverse effect on our business, financial condition, results of operations, or cash flows.

Fluctuations in Quarterly Operating Results Could Have a Material Adverse Effect on our Business, Financial Condition or Results of Operations

Our future operating results could vary substantially from quarter-to-quarter because of uncertainties and/or risks associated with such matters as current economic conditions, technological change, competition, delays in the introduction of new products or product enhancements, market acceptance of those new products and product enhancements, and general market trends. In addition, as we focus on increasing enterprise sales to large customers, the timing of significant orders may cause fluctuations in quarterly operating results. Large enterprise sales arrangements often involve multiple elements and may require more complex accounting than the sales transactions we have entered into in the past, which also makes projecting future operating results more difficult. Historically, we have operated with minimal backlog of orders because our software products are generally shipped as orders are received. As a result, net sales in any quarter are substantially dependent on orders booked and shipped in that quarter. Further, any increases in sales under our subscription sales model or cloud offering could result in decreased revenues over the short term. Because our staffing and operating expenses are based on anticipated revenue levels and a high percentage of our costs are fixed in the short-term, small variations in the timing of revenues can cause significant variations in operating results from quarter-to-quarter. In addition, at September 30, 2013, we had approximately $16,020,000 of unrecognized compensation costs related to RSUs, which is expected to be recognized over a weighted-average period of 2.33 years, which costs will have a negative effect on our profitability on a GAAP reporting basis. Because of these factors, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. We can give no assurance that we will not experience such variations in operating results in the future or that such variations will not have a material adverse effect on our business, financial condition or results of operations.

The Sales Cycle for our Enterprise Products is Long and Unpredictable, Particularly with Respect to Large Customers, and our Sales Efforts Require Considerable Time and Expense

Our operating results may fluctuate, in part, because of the resource intensive nature of our sales efforts, the length and variability of the sales cycle of our enterprise software licensing offerings and the short-term difficulty in adjusting our operating expenses. Our operating results depend in part on sales to large customers and conversions of users that have downloaded the desktop version of our Datawatch Modeler software into enterprise customers. The length of our sales cycle, from initial evaluation to delivery of and payment for the software license, varies substantially from customer to customer. It is difficult to predict exactly when, or even if, we will make a sale with a potential customer or if a user that has licensed desktop versions of our Datawatch Modeler software will upgrade to a larger server license. As a result, large individual sales may, in some cases, occur in quarters subsequent to those we anticipate, or not at all. The loss or delay of one or more large transactions in a quarter could impact our operating results for that quarter and any future quarters for which revenue from that transaction is delayed. As a result of these factors, it is difficult for us to forecast our revenues accurately in any quarter. Because a substantial portion of our expenses are relatively fixed in the short-term, our operating results will suffer if revenues fall below our expectations in a particular quarter, which could cause the price of our common stock to decline.

The Market for our Data Visualization Products is Emerging and May Not Grow

Because the market for our visual data discovery products is still emerging, it is difficult to predict customer adoption and renewal rates, customer demand for our enterprise software licenses, the size and growth rate of this market, the entry of competitive products or the success of existing competitive products. Any expansion in our market depends on a number of factors, including the cost, performance and perceived value associated with such software licenses. If the market for our enterprise software licenses does not achieve widespread adoption or there is a reduction in demand for software in this market caused by a lack of customer acceptance, technological challenges, competing technologies and products, decreases in corporate spending, weakening economic conditions, or otherwise, it could result in reduced customer orders, early terminations, reduced renewal rates or decreased revenues, any of which would adversely affect our business operations and financial results.

Dependence on New Product Introductions and New Product Delays or Defects Could Have a Material Adverse Effect on our Business

The market for visual data discovery products is evolving rapidly. Growth in our business depends in substantial part on the continuing introduction of new products, such as the products we acquired when we purchased Panopticon, to address the emerging needs of this market. The length of product life cycles depends in part on end-user demand for new or additional functionality in our products and our ability to update our products to meet such demands. If we fail to accurately anticipate the demand for, or encounter any significant delays in developing or introducing, new products or additional functionality in our products, there could be a material adverse effect on our business. Our product life cycles can also be affected if suppliers of software systems with which we interact introduce new or changed functionality within their products. Our failure to anticipate the introduction of additional functionality in products developed by such suppliers could have a material adverse effect on our business. In addition, our competitors may introduce products with more features and lower prices than our products. Such increase in competition could adversely affect the life cycles of our products, which in turn could have a material adverse effect on our business.

Software products, whether developed internally or licensed from third parties, may contain undetected errors or failures when first introduced or as new versions are released. There can be no assurance that, despite testing by us and by current and potential end-users, errors will not be found in new products after commencement of commercial shipments, resulting in loss of or delay in market acceptance. Any failure by us to anticipate or respond adequately to changes in technology and customer preferences, or any significant delays in product development or introduction, could have a material adverse effect on our business.

The Market Price of our Stock Has Been and May Continue to Be Volatile

As has recently been the case with the stocks of high technology companies, the market price of our common stock has been, and may continue to be, volatile. In addition, insiders presently hold a significant percentage of our stock, and our shares are thinly traded in the public market. We issued 1,866,716 shares of our common stock in connection with the closing of our acquisition of Panopticon, and we may issue up to an additional 216,994 shares of our common stock in connection with the Panopticon acquisition in November 2014 that were held back at closing for a period of 15 months to secure indemnification obligations of the Panopticon sellers under the share purchase agreement. The sale of a substantial number of our shares by the former stockholders of Panopticon or our other stockholders within a short period of time could cause our stock price to decline, making it more difficult for us to raise funds through future offerings of our common stock or to acquire other businesses using our common stock as consideration. In addition, factors such as quarterly fluctuations in results of operations, increased competition, the introduction of new products by us or our competitors, expenses or other difficulties associated with assimilating companies acquired by us, changes in the mix of sales channels, the timing of significant customer orders, and macroeconomic conditions generally, may have a significant impact on the market price of our stock. Even though we do not presently provide forecasts of our future financial performance, any shortfall in revenue or earnings from the levels anticipated by securities analysts or investors could have an immediate and significant adverse effect on the market price of our common stock in any given period. In addition, the stock market has from time to time experienced extreme price and volume fluctuations, which have particularly affected the market price for many high technology companies and which, on occasion, have appeared to be unrelated to the operating performance of such companies. Finally, to maintain our stock listing with NASDAQ, we must be in compliance with NASDAQ Marketplace Rules. If we are not able to maintain compliance with these rules, and if our common stock does not qualify for, or is subsequently delisted from, the NASDAQ Capital Market, investors may have difficulty converting their investment into cash efficiently. The price of our common stock and the ability of holders to sell such stock would be adversely affected.

A Significant Percentage of our Total Revenue is Subject to Risks Associated with International Sales

In the years ended September 30, 2013, 2012 and 2011, international sales accounted for approximately 13%, 15% and 23%, respectively, of our total revenue. We have recently expanded our presence in Europe and in Asia-Pacific, including the opening of an office in Singapore, and we anticipate that international sales will continue to account for a significant, and perhaps increasing, percentage of our total revenue. A significant portion of our total revenue will therefore be subject to risks associated with international sales, including deterioration of international economic conditions, unexpected changes in legal and regulatory requirements, changes in tariffs, currency exchange rates and other barriers, political and economic instability, possible effects of war and acts of terrorism, difficulties in accounts receivable collection, difficulties in managing distributors or representatives, difficulties in staffing and managing international operations, difficulties in protecting our intellectual property overseas, seasonality of sales and potentially adverse foreign tax consequences.

Our Recent Acquisition of Panopticon, or any Future Acquisitions, may be Difficult to Integrate, Disrupt our Business, Dilute Stockholder Value or Divert Management Attention

Integrating the operations of Panopticon successfully or otherwise realizing the anticipated benefits of the acquisition of Panopticon, including additional revenue opportunities, involves a number of challenges. The failure to meet these integration challenges could seriously harm our results of operations, and the market price of our common stock may decline as a result. Realizing the benefits of the acquisition will depend in part on the integration of technology, operations, personnel and sales activity of the two companies. These integration activities are complex and time-consuming, and we may encounter unexpected difficulties or incur unexpected costs, including:

•	challenges in combining product offerings, including integration of the underlying technology, and sales and marketing activities;
•	our inability to achieve the cost savings and operating synergies anticipated in the transaction, which would prevent us from achieving the positive earnings gains expected as a result of the transaction;
•	diversion of management attention from ongoing business concerns to integration matters;
•	difficulties in consolidating and rationalizing information technology platforms and administrative infrastructures;
•	complexities in managing a larger and more geographically dispersed company than before the completion of transaction;
•	difficulties in the assimilation of Panopticon personnel and the integration of two business cultures;
•	challenges in demonstrating to our customers and to customers of Panopticon that the transaction will not result in adverse changes in product and technology offerings, customer service standards or business focus; and
•	possible cash flow interruption or loss of revenue as a result of change of ownership transitional matters.

We may not successfully integrate the operations of Panopticon in a timely manner, and we may not realize the anticipated net reductions in costs and expenses and other benefits and synergies of the acquisition of Panopticon to the extent, or in the timeframe, anticipated. In addition to the integration risks discussed above, our ability to realize the benefits and synergies of the acquisition of Panopticon could be adversely impacted by practical or legal constraints on our ability to combine operations. As a privately-held, non-U.S. company, Panopticon has not had to comply with the requirements of the Sarbanes-Oxley Act of 2002 for internal control and other procedures. Bringing Panopticon’s systems into compliance with those requirements may cause us to incur substantial additional expense. In addition, the integration process may cause an interruption of, or loss of momentum in, the activities of our business after completion of the transaction. If our management is not able to effectively manage the integration process or if any significant business activities are interrupted as a result of the integration process, our business could suffer and our results of operations and financial condition may be harmed.

In the future, we could acquire additional products, technologies or businesses, or enter into joint venture arrangements, for the purpose of complementing or expanding our business and to address the need to develop new products. Any such acquisitions are likely to involve similar risks to those relating to our acquisition of Panopticon.

There may be Limitations on the Effectiveness of our Controls

Our management does not expect that our internal controls will prevent all errors. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues, if any, within our Company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the control. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and no assurance can be given that any design will succeed in achieving its stated goals under all potential future conditions; over time, controls may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. Because of the inherent limitations in a cost-effective control system, misstatements due to error or intentional conduct may occur and not be detected.

We Face Significant Competition in the Software Industry

Our acquisition of Panopticon, and the integration of its visual data discovery capabilities with our existing product line, brings us into closer competition with other companies in the Big Data and business analytics market. This market is highly competitive and includes companies such as Tableau Software, TIBCO Spotfire (a subsidiary of TIBCO Software Inc.) and Qlik Technologies, Inc, as well as larger technology companies such as IBM, SAP, MicroStrategy, SAS and Oracle. Many of the competitors in this market have longer operating histories, greater name recognition and substantially greater financial, marketing and technological resources than we do. No assurance can be given that the combined business will have the resources required to compete successfully in the future. In addition, many of these competitors have strong relationships with current and potential customers and extensive knowledge of the business analytics industry. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements. If we are unable to compete successfully against current and future competitors, the business, results of operations and financial condition of the combined business would be harmed.

Our Success is Dependent on Proprietary Software Technology

Our success is dependent upon proprietary software technology. We do not own patents on any such technology and we rely principally on a combination of trade secret, copyright and trademark laws, nondisclosure and other contractual agreements and technical measures to protect our rights to such proprietary technology. Despite such precautions, there can be no assurance that such steps will be adequate to deter misappropriation of such technology.

We May Not be Able to Hire and Retain Highly Skilled Employees, Which Could Affect our Ability to Compete Effectively Because our Business is Technology-Based

Qualified personnel are in great demand throughout the software industry. Our success depends, in large part, upon our ability to attract, train, motivate and retain highly skilled employees, particularly technical personnel and product development and professional services personnel, sales and marketing personnel and other senior personnel. Our failure to attract and retain the highly trained technical personnel that are integral to our product development, professional services and sales and marketing teams may limit the rate at which we can generate sales and develop new products or product enhancements. We have hired a number of key executives during the past three years, including our Chief Executive Officer, Chief Financial Officer and key executives in sales and marketing functions. In addition, a number of key employees have joined us as a result of our acquisition of Panopticon, including Willem de Geer, the managing director of Panopticon. A loss of these personnel or other changes in key management could have a material adverse effect on our business, operating results and financial condition.

Evolving Regulation of Corporate Governance and Public Disclosure May Result in Additional Expenses and Continuing Uncertainty

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Sarbanes-Oxley Act

of 2002 and related SEC regulations as well as the listing standards of the NASDAQ Stock Market, have created and are continuing to create uncertainty for public companies. We continually evaluate and monitor developments with respect to new and proposed rules and cannot predict or estimate the amount of the additional costs incurred or the timing of such costs. These new or changed laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we have invested resources to comply with evolving laws, regulations and standards. This investment has and may continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and we may be harmed.

The Failure of Indirect Distribution Channels Could Have a Material Adverse Effect on our Operating Results

We sell a significant portion of our products through distributors, value-added resellers, OEMs and other business partners, none of which are under our direct control. The loss of major distributors or resellers of our products, or a significant decline in their sales, could have a material adverse effect on our operating results. We have consolidated our use of indirect distribution channels with a single distributor, Lifeboat Distribution, which accounted for approximately 20%, 17% and 15% of our total revenue for fiscal 2013, 2012 and 2011, respectively. In fiscal 2013 and 2012, respectively, Ingram Micro, Inc. accounted for less than 10% of our total revenue. In 2011, Ingram Micro, Inc. accounted for approximately 13%, respectively, of our total revenue. There can be no assurance that we will be able to attract or retain qualified distributors or resellers or that Lifeboat Distribution or any other distributors or resellers will be able to effectively sell our products. We seek to select and retain distributors and resellers on the basis of their business credentials and their ability to add value through expertise in specific vertical markets or application programming expertise. In addition, we may rely on resellers to provide post-sales service and support, and any deficiencies in such service and support could adversely affect our business.

Failure to Maintain an Adequate Sales Returns Reserve Could Have a Material Adverse Effect on our Financial Position and Results of Operations

Revenue from the sale of all our software products is generally recognized at the time of shipment. We estimate and maintain reserves for potential future product returns from distributors based on our experience and history with our various distributors and resellers as well as by monitoring inventory levels at such companies. While actual returns have historically been within the range estimated by management, future actual results could differ from the reserve for sales returns recorded, and this difference could have a material effect on our financial position and results of operations.

Our Subscription Sales Model for our Enterprise Products Could Result in Decreased or Delayed Revenues and Cash Flows

We sell our enterprise products through the sale of perpetual licenses and through a subscription pricing model. The subscription pricing model allows customers to use our products at a lower initial cost of software acquisition when compared to the more traditional perpetual license sale. Although the subscription sales model is designed to increase the number of enterprise solutions sold and also reduce dependency on short-term sales by building a recurring revenue stream, it introduces increased risks for us primarily associated with the timing of revenue recognition and reduced cash flows. The subscription model delays revenue recognition when compared to the typical perpetual license sale and also, as we allow termination of certain subscriptions with 90 days’ notice, it could result in decreased revenue for solutions sold under the model if we experience a high percentage of subscription cancellations following the first 12 months of the subscription. Further, as amounts due from customers are invoiced over the life of the subscription, there are delayed cash flows from subscription sales when compared to perpetual license sales.

If our Security Measures are Breached or Other Unauthorized Access to Customer Data is Otherwise Obtained, our Software May be Perceived as not being Secure, Customers May Reduce the Use of or Stop Using our Software, and we May Incur Significant Liabilities

Our software involves the storage and transmission of customer data, and security breaches could result in the loss of this information, litigation, indemnity obligations and other liability. While we have taken steps to protect the confidential information that we have access to, including confidential information we may obtain through our customer support services or customer usage of our products, we do not have the ability to monitor or review the content that our customers store, and therefore, we have no direct control over the substance of that content. Therefore, if customers use our software for the transmission or storage of personally identifiable information and our security measures are breached as a result of third-party action, employee error, malfeasance or otherwise, our reputation could be damaged, our business may suffer, and we could incur significant liability. Because techniques used to obtain unauthorized access or sabotage systems change frequently and generally are not identified until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. Any or all of these issues could negatively impact our ability to attract new customers and increase engagement by existing customers, cause existing customers to elect to not renew their subscriptions, or subject us to third-party lawsuits, regulatory fines or other action or liability, thereby adversely affecting our financial results.

We May Require Additional Capital to Grow our Business, and Our Financing Arrangements Expose us to Interest Rate and Default Risk

Our business may require additional capital to operate and expand. We have historically relied upon cash generated from operations and bank credit lines to satisfy our capital needs and finance growth. If we determine in the future to make significant investments in our business, including by acquiring assets or businesses from third parties, we may attempt to raise additional funds by securing additional debt financing or selling equity securities in either the public or the private markets. As the financial markets change and new regulations come into effect, the cost of acquiring financing and the methods of financing may change. We may not be able to obtain additional debt or equity financing on favorable terms, if at all. If we raise additional equity financing, our security holders may experience significant dilution of their ownership interests and the value of shares of our common stock could decline. If we engage in debt financing, we may be required to accept terms that restrict our ability to incur additional indebtedness, force us to maintain specified liquidity or other ratios or restrict our ability to make acquisitions. Our inability to do any of the foregoing could reduce our ability to compete successfully and adversely affect our results of operations. Changes in our credit rating or other market factors may increase our interest expense or other costs of capital, or capital may not be available to us on acceptable terms to fund our needs. Our current credit facilities contain various financial and other covenants that may limit our ability to borrow or limit our flexibility in responding to business opportunities or conditions and may also expose us to a risk of default if we fail to comply with such covenants. These financing instruments involve variable rate debt, thus exposing us to risk of fluctuations in interest rates. Such fluctuations in interest rates could have an adverse effect on our business.

Catastrophic Events May Adversely Affect Our Business

Our company is a highly automated business which relies on our network infrastructure and enterprise applications, internal technology systems and website for development, marketing, operational, support and sales activities. A disruption or failure of these systems in the event of a major storm, earthquake, fire, telecommunications failure, cyber-attack, terrorist attack or other catastrophic event could cause system interruptions, reputational harm, delays in our product development and loss of critical data and could affect our ability to sell and deliver products and services and other critical functions of our business.

Risks Related to this Offering and Our Common Stock

Our Stock Price is Volatile

The market price of our common stock fluctuates significantly and may continue to be volatile. We cannot assure you that our stock price will increase, or even that it will not decline significantly from the price you pay. Our stock price may be adversely affected by many factors, including:

•	actual or anticipated fluctuations in our operating results, including those resulting from changes in accounting rules;
•	general market conditions;
•	announcements of technical innovations;
•	new products or services offered by us, our suppliers or our competitors;
•	changes in estimates or recommendations by securities analysts of our future financial performance, failure to obtain analyst coverage of our common stock or our failure to achieve analyst earnings estimates;
•	the issuance of additional shares to obtain financing or for acquisitions;
•	our compliance with SEC and NASDAQ rules and regulations, including the Sarbanes-Oxley Act of 2002;
•	trading volume of our common stock;
•	the timing of stock sales under 10b5-1 plans or otherwise by our shareholders in the future; and
•	political instability, natural disasters, war and/or events of terrorism.

We May Have Broad Discretion in the Use of the Net Proceeds We Receive From this Offering and May Not Use Them Effectively

We cannot specify with certainty the particular uses of the net proceeds we will receive from this offering. We will have broad discretion in the application of these net proceeds, including for any of the purposes described in the section entitled “Use of Proceeds.” Accordingly, you will have to rely upon our judgment with respect to the use of these net proceeds, with only limited information concerning our specific intentions. We may spend a portion or all of the net proceeds we will receive from this offering in ways that our shareholders may not desire or that may not yield a favorable return. Our failure to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds we will receive from this offering in a manner that does not produce income or that loses value.

Investors in this Offering Will Experience Immediate and Substantial Dilution

The public offering price of the securities offered pursuant to this prospectus supplement is substantially higher than the net tangible book value per share of our common stock. Therefore, if you purchase shares of common stock in this offering, you will incur immediate and substantial dilution of $24.22 per share, representing the difference between our as adjusted net tangible book value per share as of December 31, 2013 and the public offering price per share that you pay for the common stock. To the extent that any options or warrants are exercised, new options are issued under our equity incentive plans, or we otherwise issue additional equity securities and/or securities convertible into or exercisable or exchangeable for our equity securities in the future, there will be further dilution to our existing stockholders, including investors in this offering. You will experience additional dilution if the underwriters exercise the over-allotment option. See “Dilution” on page S-20 of this prospectus supplement.

Because We do Not Expect to Pay Dividends on Our Common Stock, Stockholders Will Benefit from an Investment in our Common Stock Only if it Appreciates in Value

We have never paid cash dividends on our common stock and have no present intention to pay any dividends in the future. We are not profitable and may not earn sufficient revenue to meet all operating cash needs for at least several years, if at all. As a result, we intend to use all available cash and liquid assets in the development of our business. Any future determination about the payment of dividends will be made at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements, our operating and financial conditions and on such other factors as our board of directors may deem relevant. As a result, the success of an investment in our common stock will depend upon any future appreciation in its value. There is no guarantee that our common stock will appreciate in value or even maintain the price at which stockholders have purchased their shares.

Sales of a Substantial Number of Shares of Our Common Stock in the Public Market by Us or by Existing Shareholders, or the Perception that they may Occur, Could Cause our Stock Price to Decline

Sales of substantial amounts of our common stock by us or by our shareholders, announcements of the proposed sales of substantial amounts of our common stock or the perception that substantial sales may be made, could cause the market price of our common stock to decline. We may issue additional shares of our common stock in follow-on offerings to raise additional capital or in connection with acquisitions or corporate alliances and we plan to issue additional shares to our employees and directors in connection with their services to us. Any issuance of additional common stock will dilute the ownership interest of existing common shareholders. All of the currently outstanding shares of our common stock are freely tradable under federal and state securities laws, except for (i) shares held by our employees, directors, officers and certain greater than five percent shareholders, which may be subject to volume limitations, (ii) approximately 2.34 million shares held by all of our directors and executive officers which are subject to lock-up restrictions for 90 days after the date of this prospectus supplement, and (iii) approximately 1.4 million shares currently held by former shareholders of Panopticon, which remain subject to lock-up restrictions until February 28, 2014 unless we waive the restrictions before then. Holders of approximately 67% of such shares have agreed to extend their lock-up restrictions for 90 days after the date of this prospectus supplement, while the holders of the remaining 33% of such shares will be released from their lock-up restrictions on February 28, 2014 unless we waive the restrictions before then. Due to these factors, sales of a substantial number of shares of our common stock in the public market could occur at any time and could reduce the market price of our common stock.

We Can Issue Shares of Preferred Stock that May Adversely Affect the Rights of Holders of Our Common Stock

Our certificate of incorporation authorizes us to issue up to 1,000,000 shares of preferred stock with designations, rights, and preferences determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights superior to those of holders of our common stock. For example, an issuance of shares of preferred stock could:

•	adversely affect the voting power of the holders of our common stock;
•	make it more difficult for a third party to gain control of us;
•	discourage bids for our common stock at a premium;
•	limit or eliminate any payments that the holders of our common stock could expect to receive upon our liquidation; or
•	otherwise adversely affect the market price or our common stock.

If Securities or Industry Analysts Publish Research or Reports About Our Business, or if they Change their Recommendations Regarding Our Stock, the Price of Our Stock and Trading Volume Could Decline

Currently, the trading market for our common stock is not widely covered by research reports and opinions that securities or industry analysts publish. However, if more analysts begin to cover us, the trading market for our common stock will be influenced by the research reports and opinions that are published about our business. Investors have numerous investment opportunities and may limit their investments to publicly traded companies that receive thorough research coverage. If more analysts begin to cover us and fail to publish reports in a regular manner, we could lose visibility in the financial markets, which could cause a significant and prolonged decline in our stock price due to lack of investor awareness. Furthermore, if one or more analysts downgrade our stock or comment negatively about our prospects or the prospects of other companies operating in our industry, our stock price could decline significantly.

Our Governing Documents and Delaware Law may Discourage the Potential Acquisitions of Our Business and Adversely Affect the Rights of our Common Stock

Our certificate of incorporation and bylaws contain provisions that may make the acquisition of our company more difficult without the approval of our board of directors. In addition, we are subject to anti-takeover provisions of Delaware law. These provisions may deter or discourage takeover attempts and other changes in control of us not approved by our board of directors. If potential acquirers are deterred, you may lose an opportunity to profit from a possible acquisition premium in our stock price.

USE OF PROCEEDS

We expect the net proceeds to us from this offering to be approximately $46.5 million, or approximately $53.5 million if the underwriters fully exercise their over-allotment option, in each case after deducting the underwriting discounts and other estimated offering expenses payable by us.

We expect to use the net proceeds from the sale of our common stock to pay off approximately $4.68 million of our outstanding indebtedness with our commercial lender and a private investment company, and to use the remainder for product development, commercialization of our products, working capital and other general corporate purposes. We may also use the net proceeds to acquire and invest in complementary products, technologies or businesses; however, we currently have no agreements or commitments to complete any such transaction and are not involved in negotiations to do so. Pending these uses, we may invest the net proceeds in short-term, investment-grade, interest-bearing securities.

As of December 31, 2013 we had $2.68 million in outstanding indebtedness under our outstanding note and revolving line of credit with Silicon Valley bank, a portion of which accrues interest at a floating rate per annum of prime plus 1.5%, with a floor of 3.25%, maturing on March 29, 2014, and a portion of which accrues interest at a floating per annum of prime plus 2.5% and matures on August 15, 2016. As of December 31, 2013 we had $2 million in outstanding indebtedness under our term note with Massachusetts Capital Resource Company accruing interest at 8% per annum in arrears and maturing on February 28, 2019.

As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering. The amount and timing of our expenditures will depend on several factors, including cash flows from our operations and the anticipated growth of our business. Accordingly, our management will have broad discretion in the application of the net proceeds and investors will be relying on the judgment of our board of directors and management regarding the application of the proceeds from this offering. We reserve the right to change the use of these proceeds as a result of certain contingencies such as the results of our commercialization efforts, competitive developments, opportunities to acquire products, technologies or businesses and other factors.

PRICE RANGE OF COMMON STOCK

Our common stock is listed on The NASDAQ Capital Market under the symbol “DWCH.” On February 12, 2014, the last reported sale price of our common stock was $29.84 per share. The following table sets forth, for the periods indicated, the high and low closing prices for our common stock as reported on The NASDAQ Capital Market.

	Common Stock
For the Year Ended September 30, 2014	High ($)	Low ($)
2nd Quarter (through February 12, 2014)	$34.69	$26.01
1st Quarter	38.70	26.53

	Common Stock
For the Year Ended September 30, 2013	High ($)	Low ($)
4th Quarter	30.79	17.60
3rd Quarter	18.97	12.46
2nd Quarter	15.21	10.88
1st Quarter	19.83	13.73

	Common Stock
For the Year Ended September 30, 2012	High ($)	Low ($)
4th Quarter	20.27	11.96
3rd Quarter	14.85	10.80
2nd Quarter	14.03	5.50
1st Quarter	5.62	5.10

As of December 31, 2013, we had approximately 95 record holders of our common stock and thousands of additional beneficial holders.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and capitalization as of December 31, 2013:

•	on an actual basis; and
•	on an as adjusted basis to reflect the sale of 1,755,000 shares of common stock offered by us at a public offering price of $28.50 per share, after deducting underwriting discounts and estimated offering expenses (assuming no exercise of the underwriters’ over-allotment option).

The information presented below is based on our unaudited financial statements as of December 31, 2013.

This capitalization table should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included in our Form 10-Q for the quarter ended December 31, 2013 and incorporated by reference into this prospectus supplement.

	December 31, 2013
	Actual	As Adjusted
	(In thousands, except share data)
Cash and cash equivalents	$7,967	$49,740
Liabilities
Revolving line of credit – SVB	900	—
Current Portion – Notes Payable – SVB	667	—
Current Portion – Notes Payable – MCRC (net of unamortized discount of $157)	510	—
Long-term Note Payable – SVB	1,111	—
Long-term Note Payable – MCRC (net of unamortized discount of $664)	669	—
Other Liabilities	12,390	12,390
Total Liabilities	16,247	12,390
Shareholders’ Equity:
Common stock, par value $0.01; authorized: 20,000,000 shares; issued: 8,869,147 shares and 10,624,147 shares, respectively; outstanding: 8,551,676 shares and 10,306,676 shares, respectively	89	106
Additional paid-in capital	75,485	121,919
Accumulated deficit	(25,635)	(26,455)
Accumulated other comprehensive loss	(1,256)	(1,256)
	48,683	94,314
Less treasury stock, at cost, 14,246 shares	(140)	(140)
Total shareholders’ equity	48,543	94,174
Total liabilities and shareholders’ equity	$64,790	$106,564

In the table above, the number of shares outstanding as of December 31, 2013, does not include:

•	350,834 shares of common stock issuable upon the exercise of stock options outstanding prior to this offering under our equity incentive plans, with a weighted average exercise price of $5.84 per share;
•	1,073,947 shares of common stock issuable upon the vesting of restricted stock units outstanding prior to this offering under our equity incentive plans;
•	66,889 shares of common stock available for future grants under our equity incentive plans, and 700,000 shares of common stock if an amendment to our equity incentive plans is approved at our annual meeting of stockholders on April 22, 2014; and
•	185,000 shares of common stock issuable upon the exercise of warrants outstanding prior to this offering, with a weighted average exercise price of $11.54 per share.

DILUTION

Purchasers of common stock offered by this prospectus supplement and the accompanying prospectus will suffer immediate and substantial dilution in the net tangible book value per share of common stock. See “Risk Factors — Risks Related to this Offering and Our Common Stock — Investors in This Offering Will Experience Immediate and Substantial Dilution.” Our net tangible book value as of December 31, 2013 was approximately $(1.55) million, or approximately $(0.18) per share of common stock. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding as of December 31, 2013.

Dilution in net tangible book value per share represents the difference between the public offering price per share and the net tangible book value per share of our common stock immediately after this offering. After giving effect to the sale of 1,755,000 shares of common stock in this offering at the public offering price of $28.50 per share, and after deduction of the estimated underwriting discounts and commissions and the estimated offering expenses payable by us, our as adjusted net tangible book value as of December 31, 2013 would have been approximately $44.1 million, or $4.28 per share of common stock. This represents an immediate increase in net tangible book value of $4.46 per share of common stock to our existing stockholders and an immediate dilution in net tangible book value of $24.22 per share of common stock to investors participating in this offering. The following table illustrates this per share dilution:

Public offering price per share	$28.50
Net tangible book value per share as of December 31, 2013	$(0.18)
Increase in net tangible book value per share attributable to this offering	$4.46
As adjusted net tangible book value per share as of December 31, 2013, after giving effect to this offering	$4.28
Dilution per share to new investors participating in this offering	$24.22

If the underwriters exercise in full their option to purchase 263,250 additional shares of common stock at the public offering price, the as adjusted net tangible book value after this offering would be $4.84 per share, representing an increase in net tangible book value of $5.02 per share to existing stockholders and immediate dilution in net tangible book value of $23.66 per share to investors participating in this offering.

The foregoing table is based on 8,551,676 shares of our common stock outstanding as of December 31, 2013 and excludes, as of December 31, 2013:

•	350,834 shares of common stock issuable upon the exercise of stock options outstanding prior to this offering under our equity incentive plans, with a weighted average exercise price of $5.84 per share;
•	1,073,947 shares of common stock issuable upon the vesting of restricted stock units outstanding prior to this offering under our equity incentive plans;
•	66,889 shares of common stock available for future grants under our equity incentive plans, and 700,000 shares of common stock if an amendment to our equity incentive plans is approved at our annual meeting of stockholders on April 22, 2014; and
•	185,000 shares of common stock issuable upon the exercise of warrants outstanding prior to this offering, with a weighted average exercise price of $11.54 per share.

To the extent that any options or warrants are exercised or new options or restricted stock units are issued under our equity incentive plans, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. If we raise that additional capital by issuing additional shares of common stock, there will be further dilution to new investors.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information regarding our executive officers and directors, including their ages as of January 28, 2014.

Name	Age	Position
Michael A. Morrison	50	President, Chief Executive Officer and Director
James Eliason	46	Chief Financial Officer, Treasurer, Secretary and Vice President of Finance
Ben F. Plummer	52	Chief Marketing Officer, Senior Vice President
Harvey C. Gross	64	Chief Technology Officer, Vice President, Product Management and Development
Sanjay Mistry	46	Vice President, Controller
Richard de J. Osborne	79	Chairman of the Board
James Wood	83	Vice Chairman of the Board
Christopher T. Cox	49	Director
Thomas H. Kelly	64	Director
David C. Mahoney	69	Director
Terry W. Potter	66	Director

Michael A. Morrison, President, Chief Executive Officer and Director, was appointed President and Chief Executive Officer of the Company on February 11, 2011. From October 2007 until joining Datawatch, Mr. Morrison was Vice President, Financial Performance Management, at Cognos Inc., a subsidiary of IBM since January 2008. In this role, Mr. Morrison directed all development, product management, product marketing and strategic business development activities for the FPM business unit. From January 2007 to October 2007, Mr. Morrison was Chief Operating Officer of Applix Inc., having been vice president of worldwide field and marketing operations from 2004 until his appointment as COO. At Applix Mr. Morrison conceptualized, built and led the company’s strategic go-to-market sales model and growth strategies, and also represented the company to Wall Street and industry analysts. Before joining Applix in 2004, Mr. Morrison held various positions at Cognos, including vice president of enterprise planning operations, vice president of finance and administration, and corporate counsel.

James Eliason, Chief Financial Officer, Treasurer, Secretary and Vice President of Finance, was appointed as Chief Financial Officer, Treasurer, Secretary and Vice President of Finance of the Company on April 23, 2013. Mr. Eliason brings 20 years of financial and operational experience to the Datawatch leadership team, including corporate finance, investor relations, sales operations, mergers and acquisitions, human resources and information technology. From 2011 to April 2013 he served as CFO of Qvidian Corporation, a venture-backed software company that provides cloud-based sales enablement applications. From 2008 to 2011, he served as CFO of Desktone, Inc., a SaaS software company that provides a desktop cloud enablement platform. From 2004 to 2008, he served as CFO of Empirix, Inc., a high growth technology company that provides tools for voice and data applications. Earlier in his career, he held senior finance positions with Narad Networks, Inc. and Silverstream Software, Inc.

Ben F. Plummer, Chief Marketing Officer, Senior Vice President, was appointed Chief Marketing Officer, Senior Vice President of the Company effective October 1, 2012. Mr. Plummer joined Datawatch from IBM Cognos, where he was vice president, data discovery and analytics. Prior to IBM Cognos, Mr. Plummer was chief marketing officer at Applix, Inc., a leader of business analytics software, which was acquired by Cognos in 2007. Before Applix, Mr. Plummer was senior vice president and chief marketing officer at Outlooksoft Corporation, a performance management software company that was subsequently acquired by SAP. Mr. Plummer previously spent 13 years at Cognos in a number of executive positions, including vice president of customer operations, vice president of North American marketing, vice president of global marketing and vice president of global partner operations. During his career, Mr. Plummer has also held positions as senior vice president of marketing for Convera, a search and content management solution provider, and executive vice president of Clareos, a high-volume OLAP engine software company.

Harvey C. Gross, Chief Technology Officer, Vice President, Product Management and Development, was appointed Vice President, Product Management and Development on October 1, 2008. Mr. Gross was appointed Chief Technology Officer on April 26, 2011. Mr. Gross joined the Company in February 2007. Prior to joining Datawatch, Mr. Gross was the principal consultant at HG & Associates, a content management consulting company serving a variety of companies in business, technology and the federal government, and was a principal consultant at eVisory, a leading industry consulting group. From 1996 to 2005, Mr. Gross was Chief Technology Officer at Lason, Inc., an international business process outsourcing firm.

Sanjay Mistry, Vice President, Controller of the Corporation, was appointed to his current position on October 24, 2013. Mr. Mistry brings over 20 years of financial and operational experience in high technology and public companies to Datawatch. From 2011 to 2013 he served as Vice President of Finance for NP Medical and Radius Product Development, two independent companies within Nypro, Inc., a $1 billion global manufacturer. Mr. Mistry served as Director of Finance at Novell Inc. a global software Services company from 1999 until it was sold to private equity partners in 2011. Earlier in his career, he held several senior finance positions with Honeywell, Inc. and Motorola, Inc.

Christopher T. Cox, Director. Mr. Cox has been a director of the Company since August 21, 2012. Since January 2012, Mr. Cox has been a partner in Cadwalader, Wickersham & Taft LLP. Prior to January 2012, Mr. Cox was a partner at Cahill Gordon & Reindel LLP in New York. Mr. Cox is also an investor in and a Managing Member of WC Capital, LLC which owns approximately 8.07% of Datawatch’s outstanding common stock. Mr. Cox received both his undergraduate degree and J.D. from the University of Missouri where he was also a member of the Missouri Law Review. Mr. Cox’s qualifications to serve on the Board of Directors include his experience in mergers and acquisitions, capital markets and corporate governance.

Thomas H. Kelly, Director. Mr. Kelly joined the Board of Directors in October 2004. Until June 1, 2007, Mr. Kelly was Vice President of Corporate Business Development at Schering-Plough Corporation, a pharmaceutical company. Prior to holding that position, Mr. Kelly was Vice President and Corporate Controller at Schering-Plough, a position he had held since joining that corporation in 1991. Previously, he had been a senior partner with the accounting firm of Deloitte & Touche LLP. Mr. Kelly’s qualifications to serve on the Board of Directors include his experience as a senior executive of a large public company, as well as his financial and accounting expertise.

David C. Mahoney, Vice Chairman of the Board. Mr. Mahoney has been a director of the Company since September 2010 and Vice Chairman of the Board since February 2011. From February 2003 until his retirement in February 2008, Mr. Mahoney was the President and Chief Executive Officer of Applix, Inc., a global provider of business performance management and business intelligence applications that was acquired by Cognos during 2007. Mr. Mahoney was also a director of Applix from October 1992 to February 2008. Mr. Mahoney served as Chief Executive Officer of Verbind, Inc., a provider of real-time behavioral analysis and event triggering technology, from May 2001 until February 2003, when Verbind was sold to SAS Institute. Mr. Mahoney’s qualifications to serve on the Board include his experience as a senior executive leading the growth of three publicly held software companies, as well as his technical expertise.

Richard de J. Osborne, Chairman of the Board. Mr. Osborne, has been a director of the Company and Chairman of the Board of Directors of the Company since January 2001. From 1985 to 1999, Mr. Osborne was Chairman of the Board of Directors and Chief Executive Officer of ASARCO Incorporated, which is an integrated producer of copper and other metals. Mr. Osborne is also a director of NACCO Industries, Inc. Mr. Osborne was previously a director of Schering Plough Corp. and of Goodrich Corp. Mr. Osborne’s qualifications to serve on the Board of Directors include his experience as a senior executive and director of large public companies.

Terry W. Potter, Director. Dr. Potter, has been a director of the Company since April 1998. Since January 1998, Dr. Potter has been the President of Venture Solutions and Development, Inc., which provides consulting services to high technology start-up companies, spin-outs, and Fortune 100 companies. Prior to 1992, Dr. Potter was a worldwide director of New Ventures for Digital Equipment Corporation. From 1992 to 1997, he was the President of Modular Group, the parent company of Advanced Modular Solutions, and from 1994 to 1997 he was the President of Advanced Modular Solutions, a wholly-owned subsidiary of Modular Group, which develops client-server computers and solutions. Dr. Potter is the co-founder of Discover Why, Inc., which was founded in 1997. Mr. Potter’s qualifications to serve on the Board of Directors include his experience as a senior executive and director of large public companies, as well as his technical expertise.

James Wood, Vice Chairman of the Board. Mr. Wood, has been a director of the Company since January 2001. From 1980 to 1997, Mr. Wood was Chairman of the Board of Directors and Chief Executive Officer of The Great Atlantic & Pacific Tea Company, Inc. and its Co-Chief Executive Officer from 1997 to 1998 and continued as non-executive Chairman from 1998 to 2001. Mr. Wood is also an investor in and a Managing Member of WC Capital, LLC which owns approximately 8.07% of Datawatch’s outstanding common stock. Mr. Wood’s qualifications to serve on the Board of Directors include his experience as a senior executive and director of large public companies.

PRINCIPAL HOLDERS OF VOTING SECURITIES

The following table sets forth as of January 10, 2014 certain information regarding beneficial ownership of the Common Stock (i) by each person who, to the knowledge of the Company, beneficially owned more than 5% of the shares of Common Stock outstanding at such date; (ii) by each director of the Company; (iii) by each of our named executive officers; and (iv) by all current directors and executive officers of the Company as a group.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares of Common Stock(2)
James Wood(3)(4)	944,229	11.02%
Christopher T. Cox(3)	709,527	8.30%
Michael A. Morrison(5)	565,079	6.50%
Richard de J. Osborne(6)	431,834	4.99%
David C. Mahoney	232,982	2.72%
Terry W. Potter(7)	48,761	*
Ben F. Plummer	30,083	*
Thomas H. Kelly(8)	27,833	*
James Eliason	—	*
All current directors and executive officers as a group (ten persons)(9)	2,338,694	26.40%
WC Capital, LLC(3) c/o James Wood 116 East Saddle River Road Saddle River, New Jersey 07458	689,966	8.07%
Forsakringsaktiebolaget Avanza Pension(10) Box 1399 Stockholm, Sweden 11193	689,700	8.07%

*Less than one percent.

(1)	Unless otherwise indicated, each stockholder referred to above has sole voting and investment power with respect to the shares listed and the address of each stockholder is: c/o Datawatch Corporation, 271 Mill Road, Quorum Office Park, Chelmsford, Massachusetts 01824.
(2)	The number of shares of Common Stock deemed outstanding includes (i) 8,550,542 shares of Common Stock outstanding as of January 10, 2014 and (ii) with respect to each individual, the number of options to purchase shares of Common Stock which may be exercised by such individual within 60 days of January 10, 2014 and any restricted stock units that will have vested within 60 days of January 10, 2014.
(3)	Includes 689,966 shares held by WC Capital, LLC. Mr. Wood and Mr. Cox, as Managing Principals of WC Capital, LLC, share the power to vote and dispose of all 689,966 shares of the Common Stock held by WC Capital, LLC.
(4)	Includes 15,000 options exercisable within 60 days of January 10, 2014, of which 5,000 were exercised January 17, 2014.
(5)	Includes 13,500 shares owned by Mr. Morrison’s wife as custodian for five UTMA accounts and 4,358 shares of which are owned by Mr. Morrison’s wife. Mr. Morrison disclaims beneficial ownership of the 13,500 shares in the UTMA accounts and the 4,358 shares held by his wife. Also includes 118,747 options that may be exercised within 60 days of January 10, 2014 and 25,000 restricted stock units that will have vested within 60 days of January 10, 2014. Includes 212,000 shares owned by Mr. Morrison or his wife that are pledged as collateral to secure third party loans.
(6)	Includes 100,833 options that may be exercised within 60 days of January 10, 2014. Also includes 143,370 shares of Common Stock held by Carnegie Hill Associates, LLC. Mr. Osborne is the Managing Principal of Carnegie Hill Associates, LLC and may be deemed a beneficial owner of the shares held by Carnegie Hill Associates, LLC. Mr. Osborne disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(7)	Includes 5,000 options that may be exercised within 60 days of January 10, 2014.
(8)	Includes 15,334 options that may be exercised within 60 days of January 10, 2014.
(9)	Includes 277,914 options that may be exercised within 60 days of January 10, 2014 and 29,166 restricted stock units that will have vested within 60 days of January 10, 2014.
(10)	Information provided in reliance on the contents of a Schedule 13G filed by Forsakringsaktiebolaget Avanza Pension with the Securities and Exchange Commission on January 27, 2014, which reported beneficial ownership as of December 31, 2013. According to the Schedule 13G, Forsakringsaktiebolaget Avanza Pension has sole power to vote or direct the vote of all 689,700 shares and shared power to dispose or direct the disposition of all 689,700 shares. The Company has been informed that these shares are ultimately owned beneficially by four clients of Forsakringsaktiebolaget Avanza Pension that are former shareholders of Panopticon Software AB (“Panopticon”) and acquired these shares of the Common Stock in the Company’s acquisition of Panopticon that closed August 28, 2013.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Canaccord Genuity Inc. and William Blair & Company, L.L.C. are acting as representatives of the underwriters.

Name	Number of shares
Canaccord Genuity Inc.	614,250
William Blair & Company, L.L.C.	614,250
Cowen and Company, LLC	263,250
Craig-Hallum Capital Group LLC	263,250
Total	1,755,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 263,250 shares of our common stock from us to cover such sales. The underwriters have 30 days from the date of this prospectus supplement to exercise this option. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total public offering price, underwriting discounts and commissions to be paid to the underwriters by us, and proceeds, before expenses, assuming both no exercise and full exercise of the underwriters’ option to purchase 263,250 additional shares.

		Total
	Per Share	Without Overallotment Exercise	With Overallotment Exercise
Public offering price	$28.50	$50,017,500	$57,520,125
Underwriting discount	$1.71	$3,001,050	$3,451,208
Net proceeds, before expenses, to us	$26.79	$47,016,450	$54,068,917

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $1.026 per share from the public offering price. If all the shares are not sold at the public offering price, the representatives may change the offering price and the other selling terms.

Lock-Up Agreements

We, all of our executive officers and directors, and certain of our significant stockholders who obtained shares of our common stock in connection with the closing of our acquisition of Panopticon Software AB, have agreed with the underwriters, subject to certain limited exceptions, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of our common stock, or any options or warrants to purchase any shares of our common stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of our common stock during the period from the date of this prospectus supplement continuing through the date that is 90 days after the date of this prospectus supplement, except with the prior written consent of Canaccord Genuity Inc. and William Blair & Company, L.L.C.

This agreement does not apply to:

•	any grant or exercise of options to purchase shares of our common stock pursuant to our existing employee stock option plans;
•	any exercise of warrants to purchase our common stock;
•	the conversion of any equity security into our common stock;
•	the establishment or modification of any contract, instruction or plan that satisfies all of the requirements of Rule 10b5-1(c)(1)(i)(B) under the Securities Exchange Act of 1934, as amended; provided that no sales shall be made pursuant to any such plan prior to the expiration of the 90-day restricted period, and any such plan may only be established or modified if no public announcement of the establishment, modification or existence thereof and no filing with the SEC or other regulatory authority in respect thereof or transactions thereunder or contemplated thereby, by the executive officer, director, stockholder, us or any other person, shall be required, and no such announcement or filing is made voluntarily, by the executive officer, director, stockholder, us or any other person, prior to the expiration of the 90-day restricted period;
•	sales and transfers of shares of common stock to the underwriters pursuant to the underwriting agreement, if applicable;
•	transfers as a bona fide gift or gifts, or by will or intestacy, provided that the transferee or transferees thereof agree to be bound by the restrictions set forth above;
•	transfers to any immediate family member or any trust for the direct or indirect benefit of the executive officer, director or stockholder or any immediate family member of the executive officer, director or stockholder, provided that the transferee or the trustee of the trust, as applicable, agrees to be bound by the restrictions set forth above, and provided further that any such transfer shall not involve a disposition for value;
•	transfers pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of our common stock involving a change of control of the company, provided that in the event that the tender offer, merger, consolidation or other such transaction is not completed, our common stock owned by the executive officer, director or stockholder shall remain subject to the restrictions set forth above;
•	transfers pursuant to a contract, instruction or plan that satisfies all of the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act, existing on the date of this prospectus supplement and which has been provided to the representatives; or
•	transfers by operation of law, such as pursuant to a domestic order or in connection with a divorce settlement, provided that the transferee agrees to be bound by the restrictions set forth above.

The 90-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 90-day restricted period we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period. In either case, the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Price Stabilization and Short Positions

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the consummation of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NASDAQ Capital Market, in the over-the-counter market or otherwise.

Expenses and Indemnities

We have agreed to reimburse the underwriters for all reasonable and documented fees and expenses of the underwriters’ legal counsel, and for all other reasonable and documented out-of-pocket expenses incurred in connection with the offering, up to an aggregate not to exceed $115,000. We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, and including the reimbursement mentioned above, will be approximately $565,000.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for certain liabilities.

Relationship with Datawatch

Certain of the underwriters and their respective affiliates have performed, and may in the future perform, various financial advisory and investment banking services for us, for which they have received and would in the future receive, customary fees and expenses. In June 2013, we engaged Canaccord Genuity Inc. to act as financial advisor in connection with our acquisition of Panopticon Software AB, for which Canaccord Genuity Inc. rendered a fairness opinion.

Electronic Distribution

This prospectus supplement and the accompanying prospectus may be made available in electronic format on websites or through other online services maintained by the underwriters of the offering, or by their affiliates. Other than this prospectus supplement and the accompany prospectus in electronic format, the information on such websites and any information contained in any other website maintained by the underwriters or any of their affiliates is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved or endorsed by us or the underwriters in their capacities as underwriters and should not be relied upon by investors.

Listing

Our common stock is listed on The NASDAQ Capital Market under the symbol “DWCH.”

Transfer Agent

The transfer agent for our common stock is American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, NY 11219, (718) 921-8200.

LEGAL MATTERS

The validity of the issuance of the securities offered under this prospectus supplement will be passed upon for us by Choate Hall & Stewart LLP, Boston, Massachusetts. Certain legal matters related to this offering will be passed upon for the underwriters by DLA Piper LLP (US), Boston, Massachusetts.

EXPERTS

The consolidated financial statements of Datawatch Corporation as of September 30, 2013 and 2012, and for each of the years in the three-year period ended September 30, 2013, have been incorporated herein by reference in this prospectus supplement and the accompanying prospectus, in reliance on the report of Marcum LLP, our independent registered public accounting firm for such period, also incorporated by reference herein and given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the Public Reference Room of the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, we file many of our documents electronically with the SEC, and you may access those documents over the Internet. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov. Documents we have filed with the SEC are also available on our website through the investor relations link at www.datawatch.com. Information contained on our web site does not constitute a part of this prospectus supplement and is not incorporated by reference herein.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents filed with the SEC (excluding those portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

•	our Annual Report on Form 10-K for the year ended September 30, 2013 filed with the SEC on December 17, 2013;
•	our Quarterly Report on Form 10-Q for the quarter ended December 31, 2013 filed with the SEC on February 6, 2014;
•	our Current Reports on Form 8-K filed with the SEC on December 20, 2013 and December 26, 2013;
•	our Proxy Statement on Schedule 14A filed on January 28, 2013 (File No. 000-19960); and
•	The section entitled “Description of Registrant’s Securities to be Registered” contained in Datawatch’s Registration Statement on Form S-1, as amended, which was incorporated by reference in Datawatch’s Registration Statement on Form 8-A filed pursuant to Section 12(g) of the Exchange Act, including any amendments or reports filed for the purpose of updating this description.

All reports and other documents we subsequently file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus supplement and deemed to be part of this prospectus supplement from the date of the filing of such reports and documents.

Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or any additional prospectus supplements modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon written or oral request, a copy of any or all documents or reports that are incorporated by reference into this prospectus supplement, but not delivered with the prospectus supplement, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus supplement incorporates. You should direct written requests to: James Eliason, Datawatch Corporation, Quorum Office Park, 271 Mill Road, Chelmsford, MA 01824, or you may call us at (978) 441-2200, or you can access free of charge all documents that are incorporated by reference into this prospectus supplement, other than exhibits, free of charge on the Company’s website, www.datawatch.com, as soon as reasonably practicable after they have been filed with the SEC and through the SEC’s website, www.sec.gov.

PROSPECTUS

$50,000,000

DATAWATCH CORPORATION

Common Stock
Preferred Stock
Warrants
Debt Securities
Units

We may offer to sell to the public, from time to time, in one or more series or issuances for an aggregate initial offering price of up to $50,000,000:

•	shares of our common stock;
•	shares of our preferred stock;
•	warrants to purchase shares of our common stock, preferred stock, and/or debt securities;
•	debt securities consisting of debentures, notes, or other evidences of indebtedness; or
•	units consisting of any combination of the foregoing securities

This prospectus provides you with a general description of the securities listed above, which we refer to in this prospectus as the “Securities”. Each time Securities are sold, we will provide one or more supplements to this prospectus that will contain additional information about the specific offering and the terms of the Securities being offered. The supplements may also add to, update or change information contained in this prospectus. You should carefully read this prospectus together with additional information described under the heading “Where You Can Find More Information” and any accompanying prospectus supplement before you invest in any of our Securities.

We may offer and sell any combination of the Securities in amounts, at prices and on terms that we will determine at the time of any particular offering, to or through one or more agents, dealers or underwriters, or directly to purchasers, including through subscription rights offerings, on a continuous or delayed basis. If agents, underwriters or dealers are used to sell the Securities, we will name them and describe their compensation in a prospectus supplement.

Our common stock is listed on The NASDAQ Capital Market and trades under the symbol “DWCH.” On September 20, 2013, the last sale price of our common stock as reported on the NASDAQ Capital Market was $29.77 per share. The other Securities that may be offered are not listed on any securities exchange or included in any automated quotation system.

Investing in our securities involves risks. See “Risk Factors” on page 3 of this prospectus.

Neither the Securities and Exchange Commission, nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 15, 2013

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”), using a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). Under the shelf process, we may, from time to time, sell any of the Securities described in this prospectus in one or more offeringsfor an aggregate initial offering price of up to $50,000,000.

This prospectus provides you with a general description of the Securities we may offer. Each time we sell Securities, we will provide one or more prospectus supplements that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the accompanying prospectus supplement together with the additional information described under the headings “Incorporation of Certain Information by Reference” below and “Where You Can Find More Information” on page 26 of this prospectus.

You should rely only on the information contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement or in any related free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different information. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in the accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

As used in this prospectus, unless the context otherwise requires, the terms “we,” “us,” “our” and “the Company” mean, collectively, Datawatch Corporation and its subsidiaries and their predecessors.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information we file with the SEC. This helps us disclose certain important information to you by referring you to the documents we file. The information we incorporate by reference is an important part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. We incorporate by reference each of the documents listed below.

•	Datawatch’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012 (File No. 000-19960);
•	Datawatch’s Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2012, March 31, 2013 and June 30, 2013 and Datawatch’s Current Reports on Form 8-K filed on November 27, 2012, January 22, 2013, January 24, 2013, April 25, 2013, June 17, 2013, June 20, 2013, July 25, 2013 and August 28, 2013 (except, with respect to each of the foregoing, for portions of such reports which were deemed to be furnished and not filed) (File No. 000-19960);
•	Datawatch’s Proxy Statements on Schedule 14A filed on January 28, 2013 and August 5, 2013 (File No. 000-19960); and
•	The section entitled “Description of Registrant’s Securities to be Registered” contained in Datawatch’s Registration Statement on Form S-1, as amended, which was incorporated by reference in Datawatch’s Registration Statement on Form 8-A filed pursuant to Section 12(g) of the Exchange Act (File No. 33-46290).

All filings by Datawatch pursuant to the Exchange Act subsequent to the date hereof and prior to effectiveness of this registration statement are incorporated in this registration statement and deemed to be a part hereof from the date of filing of such documents or reports. In addition, all documents and reports filed by Datawatch subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all Securities offered have been sold or which deregisters all Securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

You may obtain copies of these documents, other than exhibits, free of charge on the Company’s website, www.datawatch.com, as soon as reasonably practicable after they have been filed with the SEC and through the SEC’s website, www.sec.gov.

CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in it, as well as any prospectus supplement that accompanies it, include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. We intend our forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements regarding our expected financial position and operating results, our business strategy, forecasted demographic and economic trends relating to our industry and similar matters are forward-looking statements. These statements can sometimes be identified by our use of forward-looking words such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimate,” “potential” or “continue,” or the negative of these terms or other comparable terminology. We cannot promise you that our expectations in such forward-looking statements will turn out to be correct. Our actual results may differ materially from those projected in these statements because of various factors, including those discussed in this prospectus under the caption “Risk Factors” and those discussed in our SEC reports on Forms 10-K, 10-Q and 8-K, which are incorporated by reference in this prospectus.

RISK FACTORS

Before purchasing any of the Securities you should carefully consider the risk factors relating to Datawatch incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended September 30, 2012, as well as the risks, uncertainties and additional information set forth in our SEC reports on Forms 10-K, 10-Q and 8-K and in the other documents incorporated by reference in this prospectus. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference.” Additional risks not presently known or that we presently consider to be immaterial could subsequently materially and adversely affect our financial condition, results of operations, business and prospects.

THE COMPANY

Datawatch (NASDAQ-CM: DWCH) is a leader in providing information optimization products and software solutions that allow organizations to deliver an extensive variety of data into their Big Data and business analytic applications. Datawatch provides organizations the ability to integrate structured, unstructured and semi-structured sources such as reports, machine data, PDF files, HTML and EDI streams into these applications to provide a 360 degree perspective of the issues and opportunities that exist in their businesses. More than 40,000 organizations worldwide use Datawatch products and services, including 99 of the Fortune 100. Founded in 1985, Datawatch is headquartered in Chelmsford, Massachusetts with offices in London, Munich, Singapore, Sydney and Manila, and with partners and customers in more than 100 countries worldwide.

You can find more information about Datawatch in Datawatch’s filings with the Securities and Exchange Commission referenced in the sections in this document titled “Incorporation of Certain Documents by Reference” beginning on page 2 of this prospectus and “Where You Can Find More Information” on page 26 of this prospectus.

USE OF PROCEEDS

This prospectus relates to the Securities that may be offered and sold from time to time by us. We expect to use the net proceeds from the sale of the Securities for general corporate purposes unless the applicable prospectus supplement states otherwise. General corporate purposes may include the acquisition of companies or businesses, repayment and refinancing of debt, working capital and capital expenditures. We may temporarily invest the net proceeds in investment-grade, interest-bearing securities until they are used for their stated purpose. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, management will retain broad discretion over the allocation of net proceeds.

DILUTION

If there is a material dilution of the investor’s equity interest from the sale of common equity securities offered under this prospectus, we will set forth in any prospectus supplement the following information regarding any such material dilution of the equity interests of purchasers purchasing securities in an offering under this prospectus:

•	the net tangible book value per share of our equity securities before and after the offering;
•	the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchasers in the offering; and
•	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

DESCRIPTION OF CAPITAL STOCK

Datawatch is authorized to issue up to 20,000,000 shares of common stock, par value $0.01 per share, with 8,463,049 issued as of September 20, 2013. Datawatch is also authorized to issue up to 1,000,000 shares of preferred stock, par value $0.01 per share, none of which was issued as of September 20, 2013.

The following description of the Datawatch capital stock does not purport to be complete and is qualified in all respects by reference to Datawatch’s restated certificate of incorporation and bylaws, and the Delaware General Corporation Law (the “DGCL”).

Common Stock

General

Each share of Datawatch’s common stock has the same relative rights and is identical in all respects with each other share of common stock.

Voting Rights

Each holder of common stock is entitled to one vote in person or by proxy for each share held on all matters voted upon by shareholders. Shareholders are not permitted to cumulate votes in elections of directors or for any other matter. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. An election of directors by our stockholders is determined by a plurality of the votes cast by the stockholders entitled to vote on the election.

Dividends

Holders of common stock are entitled to share ratably in any dividends declared by our board of directors, subject to any preferential dividend rights of any outstanding preferred stock. Dividends consisting of shares of common stock may be paid to holders of shares of common stock. We have never declared or paid cash dividends on our capital stock. We do not intend to pay cash dividends in the foreseeable future.

Preemptive Rights

Holders of common stock do not have any preemptive rights with respect to any shares that may be issued by Datawatch in the future. Thus, Datawatch may sell shares of its common stock without first offering them to the then holders of common stock.

Liquidation

In the event of any liquidation or dissolution of Datawatch, whether voluntary or involuntary, the holders of Datawatch’s common stock would be entitled to receive pro rata, after payment of all debts and liabilities of Datawatch, all assets of Datawatch available for distribution, subject to the rights of the holders of any preferred stock which may be issued with a priority in liquidation or dissolution over the holders of common stock.

Listing

Our common stock is listed on The NASDAQ Capital Market under the symbol “DWCH.” On September 20, 2013, the last reported sale price for our common stock on The NASDAQ Capital Market was $29.77 per share. As of September 20, 2013, we had approximately 105 stockholders of record.

Preferred Stock

Our board of directors is authorized, subject to limitations by its restated certificate of incorporation and by applicable law, and without stockholder approval, to issue up to an aggregate of 1,000,000 shares of preferred stock in one or more series. The board of directors may fix the dividend, redemption, liquidation and conversion rights of each series of preferred stock, and may provide for a sinking fund or redemption or purchase account to be provided for the preferred stock. The board of directors may also grant voting rights to the holders of any series of preferred stock.

If we offer a specific series of preferred stock under this prospectus, we will describe the terms of the preferred stock in the prospectus supplement for such offering and file a copy of the certificate establishing the terms of the preferred stock with the SEC.

Anti-Takeover Provisions

Statutory Business Combination Provision

Delaware has adopted a “business combination” statute (Section 203 of the DGCL) that may also have additional anti-takeover effects to provisions in Datawatch’s restated certificate of incorporation and bylaws. Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” with an “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder, unless:

•	the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, prior to the time the interested stockholder attained that status;
•	upon the closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•	at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

With certain exceptions, an “interested stockholder” is a person or group who or which owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

In general, Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or
•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

A Delaware corporation may “opt out” of this provision with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. However, Datawatch has not “opted out” of this provision. Section 203 could prohibit or delay mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire Datawatch.

Size of the Board and Vacancies

Our bylaws provide that the exact number of directors is determined by resolution of the board of directors or by the stockholders at the annual meeting. Our board of directors has the right to fill any vacancies resulting from death, resignation, disqualification or removal, as well as any newly created directorships arising from an increase in the size of the board.

Amendment of Charter Provisions

The affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of our voting stock, voting together as a single class, is required to, among other things, amend, alter, change or repeal certain provisions of our restated certificate of incorporation. Our bylaws may only be amended (or new bylaws adopted) by the board of directors or the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of our voting stock represented in person or by proxy at the meeting at which the amendment is voted on.

Transfer Agent

The transfer agent and registrar for our common stock is:

American Stock Transfer & Trust Company
6201 15th Avenue
Brooklyn, NY 11219
(718) 921-8200

Undesignated Preferred Stock

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays and costs associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible future acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a controlling interest in Datawatch. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until the board of directors determines the specific rights attached to that preferred stock. The effects of issuing preferred stock could include one or more of the following:

•	restricting dividends on the common stock;
•	diluting the voting power of the common stock;
•	impairing the liquidation rights of the common stock; or
•	discouraging, delaying or preventing changes in control or management of Datawatch.

The preferred stock could have other rights, including economic rights senior to our common stock, so that the issuance of the preferred stock could adversely affect the market value of our common stock. The issuance of the preferred stock may also have the effect of delaying, deferring or preventing a change in control of Datawatch without any action by the stockholders.

DESCRIPTION OF PREFERRED STOCK

This section describes the general terms and provisions of the preferred stock that we may offer by this prospectus. The prospectus supplement will describe the specific terms of the series of the preferred stock offered through that prospectus supplement. Those terms may differ from the terms discussed below. Any series of preferred stock we will issue will be governed by our restated certificate of incorporation, as amended, including the certificate of designations relating to such series of preferred stock, and our bylaws, as amended. In this section entitled “Description of Preferred Stock,” references to “Datawatch,” “we,” “our” and “us” refer only to Datawatch Corporation and not to its consolidated subsidiaries.

We will fix the rights, preferences, privileges and restrictions of the preferred stock of each series in the certificate of designations relating to that series. We will incorporate by reference as an exhibit to the registration statement that includes this prospectus the form of any certificate of designations which describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. This description will include the following, to the extent applicable:

•	the title and stated value;
•	the number of shares we are offering;
•	the liquidation preference per share;
•	the purchase price;
•	the dividend rate, period and payment date, and method of calculation for dividends, if any;
•	whether any dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;
•	the provisions for a sinking fund, if any;
•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;
•	any listing of the preferred stock on any securities exchange or market;
•	whether the preferred stock will be convertible into our common stock and, if applicable, the conversion price, or how it will be calculated, and the conversion period;
•	whether the preferred stock will be exchangeable into debt securities and, if applicable, the exchange price, or how it will be calculated, and the exchange period;
•	voting rights, if any, of the preferred stock;
•	preemptive rights, if any;
•	restrictions on transfer, sale or other assignment, if any;
•	whether interests in the preferred stock will be represented by depositary shares;
•	a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;
•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and
•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

When we issue shares of preferred stock under this prospectus, the shares, when issued in accordance with the terms of the applicable agreement, will be validly issued, fully paid and non-assessable and will not have, or be subject to, any preemptive or similar rights.

Section 242 of DGCL provides that the holders of each class or series of stock will have the right to vote separately as a class on certain amendments to our restated certificate of incorporation that would affect the class or series of preferred stock, as applicable. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

DESCRIPTION OF WARRANTS

We may issue warrants or other rights. We may issue these securities in such amounts or in as many distinct series as we wish. This section summarizes the terms of these securities that apply generally. We will describe the financial and other specific terms of any such series of securities in the prospectus supplement accompanying this prospectus. Those terms may vary from the terms described here.

When we refer to a series of securities in this section, we mean all securities issued as part of the same series under any applicable indenture, agreement or other instrument. When we refer to your prospectus supplement, we mean the prospectus supplement describing the specific terms of the security you purchase. The terms used in your prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

In this section entitled “Description of Warrants or Other Rights,” references to “Datawatch,” “we,” “our” and “us” refer only to Datawatch Corporation and not to its consolidated subsidiaries. Also, in this section, references to “holders” mean those who own warrants or other rights registered in their own names, on the books that we or any applicable trustee or warrant or rights agent maintain for this purpose, and not those who own beneficial interests in warrants registered in street name or in warrants issued in book-entry form through one or more depositaries. Owners of beneficial interests in warrants should also read the section entitled “Legal Ownership and Book-Entry Issuance.”

Warrants

The following description of warrants does not purport to be complete and is qualified in its entirety by reference to the description of a particular series of warrants contained in an applicable prospectus supplement. For information relating to common stock and preferred stock, see “Description of Capital Stock” and “Description of Preferred Stock,” respectively.

We may offer by means of this prospectus warrants for the purchase of our preferred stock or common stock. We may issue warrants separately or together with any other securities offered by means of this prospectus, and the warrants may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent specified therein. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

Agreements

Each series of warrants may be evidenced by certificates and may be issued under a separate indenture, agreement or other instrument to be entered into between us and a bank that we select as agent with respect to such series. The agent, if any, will have its principal office in the U.S. and have a combined capital and surplus of at least $50,000,000. Warrants in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the securities represented by the global security. Those who own beneficial interests in a global security will do so through participants in the depositary’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. We describe book-entry securities under “Legal Ownership and Book-Entry Issuance.”

General Terms of Warrants

The prospectus supplement relating to a series of warrants will identify the name and address of the warrant agent, if any. The prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

•	the title and issuer of the warrants;
•	the aggregate number of warrants;
•	the price or prices at which the warrants will be issued;
•	the currencies in which the price or prices of the warrants may be payable;
•	the designation, amount and terms of the securities purchasable upon exercise of the warrants;
•	the designation and terms of the other securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of security;
•	if applicable, the date on and after which the warrants and any related securities will be separately transferable;
•	any securities exchange or quotation system on which the warrants or any securities deliverable upon exercise of such securities may be listed;
•	the price or prices at which and currency or currencies in which the securities purchasable upon exercise of the warrants may be purchased;
•	the date on which the right to exercise the warrants shall commence and the date on which such right shall expire;
•	the minimum or maximum amount of warrants that may be exercised at any one time;
•	whether the warrants will be issued in fully registered for or bearer form, in global or non-global form or in any combination of these forms;
•	information with respect to book-entry procedures, if any;
•	a discussion of certain U.S. federal income tax considerations; and
•	any other material terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

If any warrant is exercisable for other securities or other property, the following provisions will apply. Each such warrant may be exercised at any time up to any expiration date and time mentioned in the prospectus supplement relating to those warrants. After the close of business on any applicable expiration date, unexercised warrants will become void.

Warrants may be exercised by delivery of the certificate representing the securities to be exercised, or in the case of global securities, as described below under “Legal Ownership and Book-Entry Issuance,” by delivery of an exercise notice for those warrants, together with certain information, and payment to any agent in immediately available funds, as provided in the prospectus supplement, of the required purchase amount, if any. Upon receipt of payment and the certificate or exercise notice properly executed at the office indicated in the prospectus supplement, we will, in the time period the relevant agreement provides, issue and deliver the securities or other property purchasable upon such exercise. If fewer than all of the warrants represented by such certificates are exercised, a new certificate will be issued for the remaining amount of warrants.

If mentioned in the prospectus supplement, securities may be surrendered as all or part of the exercise price for warrants.

Antidilution Provisions

In the case of warrants to purchase common stock, the exercise price payable and the number of shares of common stock purchasable upon warrant exercise may be adjusted in certain events, including:

•	the issuance of a stock dividend to common shareholders or a combination, subdivision or reclassification of common stock;

•	the issuance of rights, warrants or options to all common and preferred shareholders entitling them to purchase common stock for an aggregate consideration per share less than the current market price per share of common stock;
•	any distribution to our common shareholders of evidences of our indebtedness of assets, excluding cash dividends or distributions referred to above; and
•	any other events mentioned in the prospectus supplement.

The prospectus supplement will describe which, if any, of these provisions shall apply to a particular series of warrants. Unless otherwise specified in the applicable prospectus supplement, no adjustment in the number of shares purchasable upon warrant exercise will be required until cumulative adjustments require an adjustment of at least 1% of such number and no fractional shares will be issued upon warrant exercise, but we will pay the cash value of any fractional shares otherwise issuable.

Modification

We and any agent for any series of warrants may amend any warrant or rights agreement and the terms of the related warrants by executing a supplemental agreement, without any such warrantholders’ consent, for the purpose of:

•	curing any ambiguity, any defective or inconsistent provision contained in the agreement, or making any other corrections to the agreement that are not inconsistent with the provisions of the warrant certificates;
•	evidencing the succession of another corporation to us and its assumption of our covenants contained in the agreement and the securities;
•	appointing a successor depository, if the securities are issued in the form of global securities;
•	evidencing a successor agent’s acceptance of appointment with respect to any securities;
•	adding to our covenants for the benefit of securityholders or surrendering any right or power we have under the agreement;
•	issuing warrants in definitive form, if such securities are initially issued in the form of global securities; or
•	amending the agreement and the warrants as we deem necessary or desirable and that will not adversely affect the interests of the applicable warrantholders in any material respect.

We and any agent for any series of warrants may also amend any agreement and the related warrants by a supplemental agreement with the consent of the holders of a majority of the warrants of any series affected by such amendment, for the purpose of adding, modifying or eliminating any of the agreement’s provisions or of modifying the rights of the holders of warrants. However, no such amendment that:

•	reduces the number or amount of securities receivable upon any exercise of any such security;
•	shortens the time period during which any such security may be exercised;
•	otherwise adversely affects the exercise rights of warrantholders in any material respect; or
•	reduces the number of securities the consent of holders of which is required for amending the agreement or the related warrants;

may be made without the consent of each holder affected by that amendment.

Consolidation, Merger and Sale of Assets

Any agreement with respect to warrants will provide that we are generally permitted to merge or consolidate with another corporation or other entity. Any such agreement will also provide that we are permitted to sell our assets substantially as an entirety to another corporation or other entity or to have another entity sell its assets substantially as an entirety to us. With regard to any series of warrants, however, we may not take any of these actions unless all of the following conditions are met:

•	if we are not the successor entity, the person formed by the consolidation or into or with which we merge or the person to which our properties and assets are conveyed, transferred or leased must be an entity organized and existing under the laws of the United States, any state or the District of Columbia and must expressly assume the performance of our covenants under any relevant indenture, agreement or other instrument; and
•	we or that successor corporation must not immediately be in default under that agreement.

Enforcement by Holders of Warrants

Any agent for any series of warrants will act solely as our agent under the relevant agreement and will not assume any obligation or relationship of agency or trust for any securityholder. A single bank or trust company may act as agent for more than one issue of securities. Any such agent will have no duty or responsibility in case we default in performing our obligations under the relevant agreement or warrant, including any duty or responsibility to initiate any legal proceedings or to make any demand upon us. Any securityholder may, without the agent’s consent or consent of any other securityholder, enforce by appropriate legal action its right to exercise any warrant exercisable for any property.

Replacement of Certificates

We will replace any destroyed, lost, stolen or mutilated warrant or rights certificate upon delivery to us and any applicable agent of satisfactory evidence of the ownership of that certificate and of its destruction, loss, theft or mutilation, and (in the case of mutilation) surrender of that certificate to us or any applicable agent, unless we have, or the agent has, received notice that the certificate has been acquired by a bona fide purchaser. That securityholder will also be required to provide indemnity satisfactory to us and the relevant agent before a replacement certificate will be issued.

Title

We, any agents for any series of warrants and any of their agents may treat the registered holder of any certificate as the absolute owner of the securities evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the warrants so requested, despite any notice to the contrary. See “Legal Ownership and Book-Entry Issuance.”

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of our senior debt indenture and our subordinated debt indenture that would be important to holders of any series of debt securities that we may offer by this prospectus. The applicable prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement. Those terms may differ from the terms discussed below. In this section entitled “Description of Debt Securities,” references to “Datawatch,” “we,” “our” and “us” refer only to Datawatch Corporation and not to its consolidated subsidiaries.

Overview

We may issue senior or subordinated debt securities. Unless otherwise stated in the applicable prospectus supplement, neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets. Thus, by owning a debt security, you are one of our unsecured creditors.

The senior debt securities will constitute part of our senior debt, will be issued under a senior debt indenture described below and will rank equally with all of our other unsecured and unsubordinated obligations.

We will issue the senior notes under the senior indenture that we will enter into with the trustee named in the senior indenture. We will issue the subordinated notes under the subordinated indenture that we will enter into with the trustee named in the subordinated indenture. We will have filed forms of these documents as exhibits to the registration statement of which this prospectus is a part. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture. The indentures may be modified by one or more supplemental indentures, which we will incorporate by reference as an exhibit to the registration statement of which this prospectus is a part.

The indentures will be qualified under the Trust Indenture Act of 1939. We use the term “trustee” to refer to either the trustee under the senior indenture or the trustee under the subordinated indenture, as applicable.

The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements related to the debt securities that we sell under this prospectus, as well as the complete indentures that contain the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

In this prospectus, “debt securities” refers to both the senior debt securities and the subordinated debt securities.

General

We will describe in the applicable prospectus supplement the following terms relating to a series of debt securities:

•	the title;
•	any limit on the amount that may be issued;
•	whether or not we will issue the series of debt securities in global form, and, if so, who the depository will be;
•	the maturity date;
•	the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the interest payment dates and the regular record dates for interest payment dates or the method for determining such dates;
•	whether or not the debt securities will be senior or subordinated;
•	the terms of the subordination of any series of subordinated debt securities;
•	the place where payments will be payable;
•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;
•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional redemption provisions;
•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;
•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;
•	whether we will be restricted from incurring any additional indebtedness;
•	a discussion on any material or special United States federal income tax considerations applicable to the debt securities;
•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

Conversion or Exchange Rights

We will set forth in the applicable prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for common stock or other securities of ours. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of common stock or other securities of ours that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale

The indentures do not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the debt securities, as appropriate.

Events of Default under the Indentures

The following are events of default under the indentures with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and our failure continues for 30 days and the time for payment has not been extended or deferred;
•	if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;
•	if we fail to observe or perform any other covenant contained in the notes or the indentures, other than a covenant specifically relating to another series of notes, and our failure continues for 90 days after we receive notice from the trustee or holders of at least 25% in aggregate principal amount of the outstanding notes of the applicable series; and
•	if specified events of bankruptcy, insolvency or reorganization occur to us.

If an event of default with respect to the debt securities of any series occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, on and accrued interest, if any, on the debt securities due and payable immediately.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and
•	subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies, if:

•	the holder has given written notice to the trustee of a continuing event of default with respect to that series;
•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the trustee to institute the proceeding as trustee; and
•	the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 60 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal of, premium, if any, or interest on, the notes.

We will periodically file statements with the trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture; and
•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the trustee may make the following changes only with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of debt securities;
•	reducing the principal amount, reducing the rate of interest, or any premium payable upon the redemption of any debt securities; or
•	reducing the minimum percentage of debt securities, the holders of which are required to consent to any amendment.

Discharge

Each indenture provides that we can elect, under certain circumstances, to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	register the transfer or exchange of debt securities of the series;
•	replace stolen, lost or mutilated debt securities of the series;
•	maintain paying agencies;
•	hold monies for payment in trust;
•	compensate and indemnify the trustee; and
•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, known as DTC, or another depository named by us and identified in a prospectus supplement with respect to that series. See “Legal Ownership and Book-Entry Issuance” for a further description of the terms relating to any book-entry securities.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will not require any payment for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or
•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Trustee

The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given to it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest payment.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the trustee in the city of New York as our sole paying agent for payments with respect to the debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Debt Securities

The subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated debt securities that we may issue. It also does not limit us from issuing any other secured or unsecured debt.

DESCRIPTION OF UNITS

This section outlines some of the provisions of the units and the unit agreements that we may enter into. This information may not be complete in all respects and is qualified entirely by reference to the unit agreement with respect to the units of any particular series. The specific terms of any series of units will be described in the applicable prospectus supplement. If so described in a particular supplement, the specific terms of any series of units may differ from the general description of terms presented below.

In this section entitled “Description of Units,” references to “Datawatch,” “we,” “our” and “us” refer only to Datawatch Corporation and not to its consolidated subsidiaries. Also, in this section, references to “holders” mean those who own units registered in their own names, on the books that we or our agent maintain for this purpose, and not those who own beneficial interests in units registered in street name or in units issued in book-entry form through one or more depositaries. Owners of beneficial interests in the units should read the section below entitled “Legal Ownership and Book-Entry Issuance.”

We may issue units comprised of one or more debt securities, shares of common stock, shares of preferred stock, stock purchase contracts, warrants, rights and other securities in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
•	any provisions of the governing unit agreement that differ from those described below; and
•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Capital Stock,” “Description of Preferred Stock,” “Description of Warrants or Other Rights” and “Description of Debt Securities” will apply to the securities included in each unit, to the extent relevant.

Issuance in Series

We may issue units in such amounts and in as many distinct series as we wish. This section summarizes terms of the units that apply generally to all series. Most of the financial and other specific terms of your series will be described in the applicable prospectus supplement.

Unit Agreements

We will issue the units under one or more unit agreements to be entered into between us and a bank or other financial institution, as unit agent. We may add, replace or terminate unit agents from time to time. We will identify the unit agreement under which each series of units will be issued and the unit agent under that agreement in the applicable prospectus supplement.

The following provisions will generally apply to all unit agreements unless otherwise stated in the applicable prospectus supplement.

Enforcement of Rights

The unit agent under a unit agreement will act solely as our agent in connection with the units issued under that agreement. The unit agent will not assume any obligation or relationship of agency or trust for or with any holders of those units or of the securities comprising those units. The unit agent will not be obligated to take any action on behalf of those holders to enforce or protect their rights under the units or the included securities.

Except as indicated in the next paragraph, a holder of a unit may, without the consent of the unit agent or any other holder, enforce its rights as holder under any security included in the unit, in accordance with the terms of that security and the indenture, warrant agreement, rights agreement or other instrument under which that security is issued. Those terms are described elsewhere in this prospectus under the sections relating to debt securities, preferred stock, common stock or warrants, as relevant.

Notwithstanding the foregoing, a unit agreement may limit or otherwise affect the ability of a holder of units issued under that agreement to enforce its rights, including any right to bring a legal action, with respect to those units or any securities, other than debt securities, that are included in those units. Limitations of this kind will be described in the applicable prospectus supplement.

Modification without Consent of Holders

We and the applicable unit agent may amend any unit or unit agreement without the consent of any holder:

•	to cure any ambiguity;
•	to correct or supplement any defective or inconsistent provision; or
•	to make any other change that we believe is necessary or desirable and will not adversely affect the interests of the affected holders in any material respect.

We do not need any approval to make changes that affect only units to be issued after the changes take effect. We may also make changes that do not adversely affect a particular unit in any material respect, even if they adversely affect other units in a material respect. In those cases, we do not need to obtain the approval of the holder of the unaffected unit; we need only obtain any required approvals from the holders of the affected units.

Modification with Consent of Holders

We may not amend any particular unit or a unit agreement with respect to any particular unit unless we obtain the consent of the holder of that unit, if the amendment would:

•	impair any right of the holder to exercise or enforce any right under a security included in the unit if the terms of that security require the consent of the holder to any changes that would impair the exercise or enforcement of that right; or

•	reduce the percentage of outstanding units or any series or class the consent of whose holders is required to amend that series or class, or the applicable unit agreement with respect to that series or class, as described below.

Any other change to a particular unit agreement and the units issued under that agreement would require the following approval:

•	if the change affects only the units of a particular series issued under that agreement, the change must be approved by the holders of a majority of the outstanding units of that series; or
•	if the change affects the units of more than one series issued under that agreement, it must be approved by the holders of a majority of all outstanding units of all series affected by the change, with the units of all the affected series voting together as one class for this purpose.

These provisions regarding changes with majority approval also apply to changes affecting any securities issued under a unit agreement, as the governing document.

In each case, the required approval must be given by written consent.

Unit Agreements Will Not Be Qualified Under Trust Indenture Act

No unit agreement will be qualified as an indenture, and no unit agent will be required to qualify as a trustee, under the Trust Indenture Act. Therefore, holders of units issued under unit agreements will not have the protections of the Trust Indenture Act with respect to their units.

Mergers and Similar Transactions Permitted; No Restrictive Covenants or Events of Default

The unit agreements will not restrict our ability to merge or consolidate with, or sell our assets to, another corporation or other entity or to engage in any other transactions. If at any time we merge or consolidate with, or sell our assets substantially as an entirety to, another corporation or other entity, the successor entity will succeed to and assume our obligations under the unit agreements. We will then be relieved of any further obligation under these agreements.

The unit agreements will not include any restrictions on our ability to put liens on our assets, including our interests in our subsidiaries, nor will they restrict our ability to sell our assets. The unit agreements also will not provide for any events of default or remedies upon the occurrence of any events of default.

Governing Law

The unit agreements and the units will be governed by the laws of The Commonwealth of Massachusetts.

Form, Exchange and Transfer

We will issue each unit in global—that is, book-entry—form only. Units in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the units represented by the global security. Those who own beneficial interests in a unit will do so through participants in the depositary’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. We describe book-entry securities below under “Legal Ownership and Book-Entry Issuance.”

In addition, we will issue each unit in registered form, unless we say otherwise in the applicable prospectus supplement. Bearer securities would be subject to special provisions, as we describe below under “Securities Issued in Bearer Form.”

Each unit and all securities comprising the unit will be issued in the same form.

If we issue any units in registered, non-global form, the following will apply to them.

The units will be issued in the denominations stated in the applicable prospectus supplement. Holders may exchange their units for units of smaller denominations or combined into fewer units of larger denominations, as long as the total amount is not changed.

•	Holders may exchange or transfer their units at the office of the unit agent. Holders may also replace lost, stolen, destroyed or mutilated units at that office. We may appoint another entity to perform these functions or perform them ourselves.
•	Holders will not be required to pay a service charge to transfer or exchange their units, but they may be required to pay for any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership. The transfer agent may also require an indemnity before replacing any units.
•	If we have the right to redeem, accelerate or settle any units before their maturity, and we exercise our right as to less than all those units or other securities, we may block the exchange or transfer of those units during the period beginning 15 days before the day we mail the notice of exercise and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any unit selected for early settlement, except that we will continue to permit transfers and exchanges of the unsettled portion of any unit being partially settled. We may also block the transfer or exchange of any unit in this manner if the unit includes securities that are or may be selected for early settlement.

Only the depositary will be entitled to transfer or exchange a unit in global form, since it will be the sole holder of the unit.

Payments and Notices

In making payments and giving notices with respect to our units, we will follow the procedures we plan to use with respect to our debt securities, where applicable.

LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable depositary or warrant agent maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

Except as described below, we will issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Global securities will be registered in the name of the depositary or its participants. Consequently, for global securities, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not legal holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities that are not issued in global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we or any applicable depositary will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we or any such depositary will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not legal holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable depositary or warrant agent or other third party employed by us or any of the foregoing, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an instrument defining the rights of security holders, to relieve us of the consequences of a breach or of our or its obligation to comply with a particular provision of such an instrument or for other purposes. In such an event, we would seek approval only from the legal holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the legal holders.

Special Considerations for Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;
•	whether it imposes fees or charges;
•	how it would handle a request for the holders’ consent, if ever required;
•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;
•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and
•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security that represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless specified otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York (“DTC”), will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “—Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and legal holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a legal holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a legal holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•	An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below.
•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above.
•	An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form.
•	An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.
•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and any applicable agent have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and any applicable agent also will not supervise the depositary in any way.
•	The depositary may, and we understand that DTC will, require that those who purchase and sell interests in the global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well.
•	Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in the global security, may also have their own policies affecting payments, notices and other matters relating to the securities.
•	There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When A Global Security Will Be Terminated

In a few special situations described below, the global security will terminate, and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

The global security will terminate when the following special situations occur:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;
•	if we notify any applicable depositary or warrant agent that we wish to terminate that global security; or
•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The applicable prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not us or any applicable agent, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

We may sell the Securities covered by this prospectus directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from us. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved. In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders.

The Securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions which may involve crosses or block transactions.

If underwriters are used in an offering of Securities, such offered Securities may be resold in one or more transactions:

•	on any national securities exchange or quotation service on which the preferred stock or the common stock may be listed or quoted at the time of sale, including, as of the date of this prospectus, the NASDAQ Capital Market in the case of the common stock;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or
•	through the writing of options, whether the options are listed on an options exchange or otherwise.

Each prospectus supplement relating to an offering of Securities will state the terms of the offering, including, but not limited to:

•	the names of any underwriters, dealers, or agents;
•	the public offering or purchase price of the Securities and the net proceeds that we will receive from the sale;
•	any underwriting discounts and commissions or other items constituting underwriters’ compensation;
•	any discounts, commissions, or fees allowed or paid to dealers or agents; and
•	any securities exchange on which the offered securities may be listed.

If we sell Securities to underwriters, we will execute an underwriting agreement with them at the time of the sale and will name them in the applicable prospectus supplement. In connection with these sales, the underwriters may be deemed to have received compensation in the form of underwriting discounts and commissions. The underwriters also may receive commissions from purchasers of Securities for whom they may act as agent. Unless we specify otherwise in the applicable prospectus supplement, the underwriters will not be obligated to purchase the Securities unless the conditions set forth in the underwriting agreement are satisfied, and if the underwriters purchase any of the Securities offered by such prospectus supplement, they will be required to purchase all of such offered Securities. The underwriters may acquire the Securities for their own account and may resell the Securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or varying prices determined at the time of sale. The underwriters may sell the Securities to or through dealers, and those dealers may receive discounts, concessions, or commissions from the underwriters as well as from the purchasers for whom they may act as agent.

We may designate agents who agree to use their reasonable efforts to solicit purchasers for the period of their appointment or to sell Securities on a continuing basis. We may also sell Securities directly to one or more purchasers without using underwriters or agents.

Under agreements entered into with us, underwriters and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution for payments the underwriters or agents may be required to make. The underwriters, agents, and their affiliates may engage in financial or other business transactions with us and our subsidiaries in the ordinary course of business.

The aggregate proceeds to us from the sale of the Securities will be the purchase price of the Securities less discounts and commissions, if any.

In order to comply with the securities laws of certain states, if applicable, any Securities covered by this prospectus must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

The applicable prospectus supplement may provide that the original issue date for your securities may be more than three scheduled business days after the trade date for your securities. Accordingly, in such a case, if you wish to trade securities on any date prior to the third business day before the original issue date for your securities, you will be required, by virtue of the fact that your securities initially are expected to settle in more than three scheduled business days after the trade date for your securities, to make alternative settlement arrangements to prevent a failed settlement.

The Securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange. We can make no assurance as to the liquidity of or the existence of trading markets for any of the Securities.

Transfer Agent

The transfer agent and registrar for our common stock is:

American Stock Transfer & Trust Company
6201 15th Avenue
Brooklyn, NY 11219
(718) 921-8200

LEGAL MATTERS

The validity of the Securities that may be offered hereby will be passed upon for us by Choate Hall & Stewart LLP.

EXPERTS

The consolidated financial statements of Datawatch Corporation as of September 30, 2012 and 2011, and for each of the three years in the period ended September 30, 2012, have been incorporated herein by reference in reliance on the report of Marcum LLP, our independent registered public accounting firm, also incorporated by reference herein and given on the authority of such firm as experts in accounting and auditing.

The audited historical financial statements of Panopticon Software AB, incorporated by reference into Datawatch’s Current Report on Form 8-K filed August 28, 2013, have been incorporated by reference herein in reliance on the report of Öhrlings PricewaterhouseCoopers AB, independent accountants, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Datawatch Corporation (“Datawatch”) is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the Public Reference Room of the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, we file many of our documents electronically with the SEC, and you may access those documents over the Internet. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov. Documents we have filed with the SEC are also available on our website through the investor relations link at www.datawatch.com. Information contained on our web site does not constitute a part of this prospectus and is not incorporated by reference herein.

1,755,000 Shares

DATAWATCH CORPORATION

Common Stock

PROSPECTUS

Joint Book-Running Managers

Canaccord Genuity

William Blair

Co-Managers

Cowen and Company

Craig-Hallum Capital Group

February 12, 2014

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock of possession or distribution of this prospectus supplement and the accompanying prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement and the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement and the accompanying prospectus applicable to that jurisdiction.